Exhibit 10.4

EXECUTION COPY

Amended and Restated Exclusive License and Collaboration Agreement
LES LABORATOIRES SERVIER, a company duly organized and existing under the laws of France, having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France
and
INSTITUT DE RECHERCHES INTERNATIONALES SERVIER, a company duly organized and existing under the laws of France, having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France
AND
CTI BIOPHARMA CORP., a corporation organized and existing under the laws of Washington, having offices and principal place of business at 3101 Western Ave., Suite 600, Seattle, WA 98121, United States of America
and
CTI LIFE SCIENCES LIMITED, a company duly organized and existing under the laws of England, having offices and principal place of business at Highlands House, Basingstoke Road, Spencers Wood, Reading, Berkshire RG7 1NT, United Kingdom

** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
**** Indicates that the amount of information omitted was a page or more in length, and such information has been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

ARTICLE 1 DEFINITIONS		7
ARTICLE 2 LICENSE		26
2.1	License Grant	26
2.2	License to CTI	26
2.3	Sublicensing	27
2.4	Performance by Affiliates	27
2.5	Generic Arms	27
ARTICLE 3 GOVERNANCE		27
3.1	Joint Executive Committee	27
3.2	Joint Steering Committee	28
3.3	General Rules	29
3.4	Decision Making	30
3.5	Additional Committees	31
3.6	Interactions between the Committees and the Additional Committees	32
3.7	Day-to-Day Decision-Making Authority	32
3.8	Alliance Managers	32
3.9	Cost of Governance	33
ARTICLE 4 PROVISION OF DATA AND KNOW-HOW		33
4.1	Know-How Transfer	33
4.2	Rights of Reference; Use of Data; Format of Reports	33
4.3	Disclaimer	35
ARTICLE 5 RESEARCH & DEVELOPMENT		35
5.1	Development	35
5.2	Development Plan	36
5.3	Responsibilities under the Development Plan	38
5.4	Development Costs	38
5.5	Estimates, Accruals, Reconciliation and Reimbursement	39
5.6	Additional Studies	40
5.7	Clinical Studies in the Other Party’s Respective Territory	41
5.8	Development in CTI Territory	41
5.9	Development Records	41
5.10	Subcontracts	42
5.11	Personnel	42
ARTICLE 6 DATA; REGULATORY MATTERS		42
6.1	General	42
6.2	Prior to the European MA Transfer	43
6.3	After the European MA Transfer	44
6.4	Outside the European Union	44
6.5	Recalls and Complaints	45
6.6	Pharmacovigilance Agreement	46
6.7	No Use of Debarred Person	47
6.8	Notice of Investigation or Inquiry	47
ARTICLE 7 COMMERCIALIZATION		48
7.1	Transition Territory	48
7.2	Servier Territory other than Transition Territory	49
7.3	Updates	50

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7.4	Termination of Sharing	50
ARTICLE 8 COMMERCIAL COVENANTS		51
8.1	Competing Products	51
8.2	Competing Product Affiliation Transaction	52
8.3	Remedies	53
8.4	Exportation/Importation of Licensed Product	54
ARTICLE 9 MANUFACTURING AND SUPPLY		54
9.1	Manufacturing Responsibilities	54
9.2	Supply	54
9.3	Quality Agreement	56
9.4	Technology Transfer	56
9.5	Assistance in Technology Transfer	56
9.6	Audit	57
ARTICLE 10 FINANCIAL TERMS		57
10.1	License Fee	57
10.2	Regulatory Milestones	57
10.3	Sales Milestones	59
10.4	Royalties	59
10.5	Estimates, Payments and Reports	59
10.6	Adjustments to Royalties	60
10.7	Payments and Reporting Generally	61
10.8	Interest	61
10.9	Taxes	61
10.10	Audit Rights	62
10.11	Records	62
ARTICLE 11 INTELLECTUAL PROPERTY		63
11.1	Joint Ownership	63
11.2	Sole Inventions	63
11.3	Inventorship	63
11.4	Intellectual Property Litigation	63
11.5	Drug Price Competition and Patent Rights Term Extensions	65
11.6	Patent Prosecution, Maintenance and Ownership	65
11.7	Product Trademarks, Corporate Names and Domain Names	66
ARTICLE 12 PUBLICATION; CONFIDENTIALITY		67
12.1	Confidentiality Obligations of Servier	67
12.2	Confidentiality Obligations of CTI; Confidentiality Obligations of each Party	68
12.3	Publicity; Required Disclosures	70
12.4	Scientific Papers, Abstracts and Posters	71
12.5	Registries	73
12.6	Timeline Extension or Deferral of Disclosures	73
12.7	Failure to Object to Disclosure	73
12.8	Authorized Disclosure	73
ARTICLE 13 REPRESENTATIONS, WARRANTIES AND COVENANTS		74
13.1	By each Party	74
13.2	By CTI	75
13.3	CTI Covenants	78

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13.4	Mutual Covenant	79
13.5	Disclaimer	79
ARTICLE 14 TERM AND TERMINATION		80
14.1	Term Expiration	80
14.2	Unilateral Termination by Servier	80
14.3	Termination for Safety Reasons	80
14.4	Termination for Regulatory Reasons	81
14.5	Termination for Repudiatory Breach	81
14.6	Effects of Termination of the Agreement	81
14.7	Accrued Rights	84
14.8	Rights in Bankruptcy	84
14.9	Data and Information Transfer	84
ARTICLE 15 DISPUTE RESOLUTION		85
15.1	Arbitration	85
15.2	Accelerated Arbitration Procedure	86
15.3	Confidential	86
15.4	Communications with Internal Counsel	86
ARTICLE 16 INDEMNIFICATION		86
16.1	Indemnification by CTI in the CTI Territory	86
16.2	Indemnification by Servier in the Servier Territory	87
16.3	Right of Contractual Actions	87
16.4	Indemnification and Defense Procedures	87
16.5	Insurance	89
16.6	Disclaimer of Liability for Consequential Damages	89
ARTICLE 17 MISCELLANEOUS		89
17.1	Assignment	89
17.2	Governing Law; Jurisdiction	90
17.3	Severability	90
17.4	Notices	90
17.5	No Waiver	91
17.6	Further Assurances	91
17.7	No Third Party Beneficiaries	91
17.8	Relationship of the Parties	91
17.9	Entire Agreement	92
17.10	Counterparts	92
17.11	Compliance with Applicable Law	92
17.12	Force Majeure	92
17.13	English Language	92
17.14	Expenses	93
17.15	Exit of the United Kingdom or other country from European Union	93
17.16	Interpretation	93

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AMENDED AND RESTATED EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
This Amended and Restated Exclusive License and Collaboration Agreement (this “Agreement”) is entered into as of April 21, 2017 (the “Restatement Date”) by and between Les Laboratoires Servier, a company organized and existing under the laws of France, having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France (“LLS”), and Institut de Recherches Internationales Servier, a company organized and existing under the laws of France, having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France (“IRIS” and together with LLS, “Servier”) and CTI BioPharma Corp., a corporation organized and existing under the laws of Washington, having offices and principal place of business at 3101 Western Ave., Suite 600 Seattle, WA 98121, United States (“CTI US”), and CTI Life Sciences Limited, Highlands House, Basingstoke Road, Spencers Wood, Reading, Berkshire RG7 1NT, United Kingdom (“CTILS”) (together with CTI US, “CTI”). Servier and CTI are each referred to herein by name or individually as a “Party” or collectively as the “Parties.”
BACKGROUND
WHEREAS, CTILS is a wholly owned subsidiary of CTI US, which has been granted conditional marketing authorization for the Licensed Product (as defined below) in the European Union for patients with aggressive B-cell non-Hodgkin lymphoma (“NHL”) who failed prior line(s) of therapy, subject to the post-marketing commitment to conduct the PIX306 trial with respect to the 2nd-4th line treatment of aggressive B-cell NHL (the “PIX306 Trial”);
WHEREAS, CTI has other oncology products in development and does not intend to allocate the resources to further develop and commercialize the Licensed Product in certain territories;
WHEREAS, CTI is seeking a development and commercialization partner for the Licensed Product in such territories;
WHEREAS, Servier is a pharmaceutical company developing and commercializing medicinal products and wishes to progressively build its commercial capabilities in the oncology field;
WHEREAS, Servier and CTI entered into that certain Exclusive License and Collaboration Agreement, effective September 16, 2014 (the “Original Agreement”), whereby the Parties established a collaboration for the Development, Manufacturing, and Commercialization of Licensed Product(s);
WHEREAS, the Parties wish to amend the Original Agreement, subject to the following recitals, to reflect the transfer of commercial rights to Servier in all countries of the world except for the United States;

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WHEREAS, the Parties wish to amend the Original Agreement to effect the transfer of marketing authorization for the Licensed Compound in the European Union upon the PIX306 Positive Outcome;
WHEREAS, the Parties wish to amend the Original Agreement to transfer manufacturing rights to Servier for the Servier Territory;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated:
“Accounting Standards” means with respect to Servier, the International Financial Reporting Standards (“IFRS”), and with respect to CTI, US GAAP.
“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party, other than any Generics Affiliate (as defined below). For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing, the Parties agree that any Person that controls, is controlled by, or is under common control with a Party and is engaged primarily in the development, manufacture and/or commercialization of generic pharmaceutical or biopharmaceutical products (such Persons, “Generics Affiliates”) shall be deemed to be Third Parties and not Affiliates for purposes of this Agreement.
“Applicable Law” means any applicable national, supranational, federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any rules, regulations, guidelines, directives or other requirements of Regulatory Authorities, and including all laws pertaining

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to the pharmaceutical industry or the healthcare industry and all anti-bribery or anti-corruption laws, as applicable.
“Arbitrable Matter” means, subject to Sections 3.4 and 3.7, any dispute or claim concerning the validity, interpretation or construction of, compliance with, inducement of, or breach of, this Agreement, any dispute with respect to whether either Party is entitled to terminate this Agreement, and any dispute concerning a Party’s indemnification obligations hereunder (including allocation of liability or Losses between the Parties with respect to an indemnification matter set forth in Article 16 and excluding only Litigable Matters).
“Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Paris, France or Seattle, Washington, United States are authorized by Applicable Law to remain closed.
“Calendar Quarter” means each three (3) consecutive calendar months ending on each March 31, June 30, September 30 and December 31.
“Calendar Year” means any period of time commencing on January 1 and ending on the next December 31 unless otherwise noted.
“GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, MHLW regulations, ICH Guidelines Q7A to Q11, US Pharmacopoeia/National Formulary, European Pharmacopoeia, Q7A, and equivalent laws, rules, or regulations of an applicable Regulatory Authority applicable to the Manufacture of any of Licensed Compounds and/or Licensed Product at the time of Manufacture.
“Change of Control Transaction” means, with respect to a Party, any of the following events:
(a)    any Third Party or group of Third Parties acting in concert becomes the beneficial owners, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities or equity interest entitled to vote generally in the election of directors (or similar body) of such Party or any of its direct or indirect parent companies (the “Outstanding Voting Securities”);
(b)    the consummation of any acquisition, merger or consolidation involving any Third Party or group of Third Parties acting in concert and a Party (a “Business Combination Transaction”), in which (i) more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of members of the board of directors (or similar body) is not held by the parties holding at least fifty percent (50%) of the Outstanding Voting Securities of such Party preceding the execution of the initial agreement providing for such Business Combination Transaction, or (ii) less than fifty percent (50%) of the members of the board of directors (or similar body) of the surviving entity were members of the board of directors of such Party at the time of the execution of the initial agreement providing for such Business Combination Transaction; or
(c)    a Party or any of its Affiliates sells, transfers or leases, in one or more related transactions, all or substantially all of its assets to any Third Party(ies) or group of Third Parties acting in concert.
“Clinical Study(ies)” means any experiment in which a drug or therapy is administered or dispensed to, or used involving, one or more human subjects.
“CMC” means the chemistry, manufacturing and controls section(s) in the IND/IMPD or NDA/EU CTD, including but not limited to registration batches/process validation, engineering studies qualification and validation, process validation, characterization and stability, scale and technology transfer to CMOs, qualification and validation activities, and quality assurance/quality control development.
“CMO” means a contract manufacturing organization.
“Combination Product” means any pharmaceutical preparations, in any dosage strengths, formulations and methods of administration, that combine the Licensed Compound and one or more other active ingredients in fixed dose combination, whether co-formulated or co-packaged.
“Commercially Reasonable Efforts” means, the use of efforts and resources consistent with the efforts **, typically devotes with respect to a compound or product with similar market or commercial prospects at a similar stage in the product life cycle, taking into account the stage and risk of Development or Commercialization of the Licensed Compound or Licensed Product, the cost effectiveness of efforts or resources while optimizing profitability, the competitiveness of alternative compounds, products or ** that are or are expected to be in the marketplace, the scope and duration of Patents or other property rights related to the compound or product (including any regulatory exclusivity), the profitability of the Licensed Compound or Licensed Product and alternative products (including pricing and reimbursement status achieved or likely to be achieved) or other relevant commercial factors, **. For the avoidance of doubt, it is understood and agreed that **.
“Commercialization” means, with respect to a Licensed Product, any and all processes and activities directed to selling, offering for sale (including any application for pricing and reimbursement approvals and more generally, any pricing, reimbursement and market access activities), detailing, marketing, advertising, promoting, storing, transporting, distributing, importing, and other commercial exploitation activities; provided, however, that Commercialization shall exclude Development and Manufacturing activities (including Manufacturing activities related to Commercialization) and Medical Affairs Activities. “Commercialize” and “Commercializing” shall have their correlative meanings.
“Competing Compound” means any ** other than the Licensed Compound.

“Competing Product(s)” means a pharmaceutical product containing a Competing Compound as an active ingredient (alone or in combination with other active ingredient(s)) **. Competing Products include ** but shall not include **.
“Conditional MA” means that certain conditional MA ** granted by the EMA for the Licensed Compound and the Licensed Product prior to and in effect on the Restatement Date, and each annual renewal thereof, **.
“Confidential Information” means any and all information, Data, Know-How and other proprietary information and data of a confidential nature (including Licensed Know-How and Joint Know-How), whether financial, business, legal, technical or non-technical, oral, written, or in electronic form, including information and data related to the Licensed Compound, the Licensed Product, a Party, or any concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement, that is disclosed, supplied or otherwise made available by one Party or any of its Affiliates or Sublicensees (“Disclosing Party”) to the other Party or any of its Affiliates or Sublicensees (“Receiving Party”). All Confidential Information disclosed by a Party pursuant to the Mutual Confidential Disclosure Agreement between CTI US and Les Laboratoires Servier dated January 15, 2014 (the “Prior CDA”) shall be deemed to be Confidential Information of such Party pursuant to this Agreement (with the mutual understanding and agreement that any use and disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Prior CDA).
“Control” and “Controlled by” means, with respect to any material, information, or intellectual property right, that a Party or its Affiliates (a) owns, or (b) has a license or right to use, in the case of each of (a) or (b) with the ability to grant to the other Party access, a right to use, a license, or a sublicense (as applicable) on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such (sub)license, right to use or access.
“Cover,” “Covered” or “Covering” means, with respect to a product and a Patent in a given country, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such product with respect to a given country would infringe a Valid Claim of such Patent in such country.
“CTD” means the Common Technical Document for the Registration of Pharmaceuticals for Human Use, intended for submission to the FDA or the EMA.
“CTI Group” means CTI and its Affiliates.
“CTI Territory” means the United States of America, including its territories, possessions and Puerto Rico.
“Data” means any and all research, pharmacology, pre-clinical, clinical, commercial, marketing, process development, manufacturing and other data or information, including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from Clinical Studies or non-clinical studies, research or testing specifically related or directed to the Licensed Compound(s) and/or the Licensed Product.
“Development” means those activities required and/or useful to obtain and maintain Regulatory Approval, including research, pre-clinical/non-clinical studies and Clinical Studies, toxicology studies, CMC activities, formulation, pharmacodynamics, pharmacokinetics, quality assurance/quality control, regulatory affairs (including submission of Data or other materials to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of the Licensed Product), biomarker strategy and development, report writing and statistical analysis, with respect to any Licensed Compound and/or Licensed Product, including such activities as are set forth in the Development Plan; provided, however, that Development shall exclude Commercialization and Manufacturing activities and Medical Affairs Activities and Non‑Development Studies. “Develop” and “Developing” shall have their correlative meanings.
“Development Costs” means ** Development Costs exclude **.
“Development Studies” means any Clinical Studies that are necessary to obtain or maintain a Regulatory Approval other than Territory Specific Studies and Investigator Sponsored Studies.
“DMF” means a drug master file and all equivalents, and related proprietary dossiers, in any country or jurisdiction (including any active substance master file in the EMA) for the Licensed Compound and/or the Licensed Product submitted or to be submitted by a Party to Regulatory Authorities.
“Drug Product” means bulk drug product containing the Licensed Compound that is in glass vials, but excluding any final packaging, finishing and labeling.
“Drug Substance” means bulk drug product containing the Licensed Compound.
“EMA” means the European Medicines Agency or any successor agency thereto.
“European Union” or “EU” means the member states of the European Union as of the Restatement Date and such other countries as may become part of the European Union after the Restatement Date. The term “European Union” or “EU” as used herein shall cease to cover those member states of the European Union which are no longer part of the European Union as from the date on which the Applicable Laws of the European Union are no longer applicable to those countries. Notwithstanding the foregoing, for purposes of this Agreement, the term “European Union” or “EU” shall include Norway and Iceland.
“FD&C Act” or “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and all rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.
“Field” means any and all uses for the treatment, diagnostic, prevention, or prophylaxis of any disease or condition in humans or animals.
“Finished Product” means Drug Product that has undergone final packaging, finishing and labeling activities (such as country-specific labelling and package inserts).
“Firewall” means **.
“First Commercial Sale” means the first sale of a Licensed Product by a Party or an Affiliate or Sublicensee of a Party to a Third Party in a country following Regulatory Approval or any pricing and reimbursement approvals of such Licensed Product in that country or, if no such Regulatory Approval, pricing and reimbursement approvals or similar approval is required, the date of the first bona fide commercial sale of such Licensed Product in such country in ordinary trade channels and not for the purpose of advancing the date of a First Commercial Sale. **.
“FTE” means a full-time equivalent person year (consisting of ** hours per year) of work performing activities hereunder. For clarity, indirect personnel (including support functions such as managerial, legal or business development) shall not constitute FTEs.
“FTE Costs” for a given period means the product of (a) the total FTEs (proportionately, on a per-FTE basis) dedicated by a Party or its Affiliates in the particular period to the direct performance of the activities allocated to such Party hereunder and (b) the FTE Rate.
“FTE Rate” means, unless otherwise agreed between the Parties, a rate per FTE equal to ** for CTI and ** for Servier per annum (which may be prorated on a daily or hourly basis as necessary) with respect to Development activities conducted pursuant to this Agreement. The FTE Rate will increase at the beginning of each subsequent Calendar Year over the prior year amount by: (i) the increase of the Consumer Price Index-All Urban Consumers during the prior year for CTI and (ii) the average increase of the monthly salary index applicable to the pharmaceutical industry as published by the LEEM (“Les Entreprises du Médicament”) during the prior year for Servier. The FTE Rate is “fully burdened” and **.
“GAAP” or “US GAAP” means Generally Accepted Accounting Principles.
“GDP” means current Good Distribution Practice and indicates the guidelines and requirements for the proper distribution of medicinal products for human use. The GDP requirements are specified in the United States Code of Federal Regulations, USP 1079, and EU Directive 92/25/EEC regarding the wholesale distribution of drugs for human consumption. GDP is a quality warranty system, which includes requirements for purchase, receiving, storage and export of drugs intended for human consumption. GDP regulates the division and movement of pharmaceutical products from the premises of the manufacturer of medicinal products, or another central point, to the end user thereof, or to an intermediate point by means of various transport methods, via various storage and/or health establishments.
“Generic Equivalent” means, **.
“Generics Firewall” means **.
“GLP” or “Good Laboratory Practice” means the quality systems concerned with the organizational process and the conditions under which laboratory studies are planned, performed, monitored, recorded and reported in a given country or group of countries, including in relation to such laboratory studies in the EU, Directive 2004/9/EC and Directive 2004/10/EC, as may be amended or replaced from time to time as well as any “Rules Governing Medicinal Products in the European Community Vol. 3, ISBN 92.825 9619-2 (ex OECD principles of GLP)” as amended and applicable from time to time and (ii) the equivalent requirements in any other jurisdiction in the countries in which the Licensed Product(s) is Developed from time to time.
“Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.
“HealthCare Practitioners” includes treatment decision makers, patient care providers and prescribers.
“Hercules Loan and Security Agreement” means that certain loan and security agreement dated March 26, 2013, as amended, between CTI US, Systems Medicine LLC and Hercules Technology Growth Capital Inc.
“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for human use.
“IFRS” means International Financial Reporting Standards.
“IND/IMPD” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, (b) the Investigational Medicinal Product Dossier in the European Union, or (c) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
“Investigator Sponsored Study” means any Clinical Study with respect to a Licensed Compound or Licensed Product where the sponsor of the study is a physician or group of physicians acting as sponsor-investigator(s) and neither of the Parties nor any of their Affiliates accept the role of sponsor or co-sponsor of such study.
“Joint Intellectual Property” means all intellectual property rights in Joint Inventions (which for the avoidance of doubt shall include Joint Know-How and Joint Patent Rights).
“Joint Invention” means an invention arising during the term of this Agreement or the Original Agreement that is either: (a) jointly created by one or more employees, consultants, or contractors of a Party or of any Affiliate or Sublicensee of such Party in the course of performing activities under this Agreement or the Original Agreement, or (b) jointly funded by the Parties under the Development Plan.
“Joint Know-How” means all Know-How arising during the term of this Agreement or the Original Agreement that is either: (a) jointly created by one or more employees, consultants, or contractors of each Party or of any Affiliate of such Party in the course of performing activities under this Agreement or the Original Agreement, or (b) jointly funded by the Parties under the Development Plan.
“Joint Patent Right” means a Patent that claims a Joint Invention and/or any Joint Know-How.
“Know-How” means all scientific and technical information and know-how, trade secrets, Data and technology, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their Manufacture, Development, registration, use or Commercialization or methods of assaying or testing them or processes for their Manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, that relate to or are directed to the Licensed Compound and/or the Licensed Product in the Field (including (i) medical, clinical, toxicological or other scientific Data and (ii) processes and analytical methodology) that is now, or is hereafter during the term of the Agreement or the Original Agreement, useful for the Development, formulation, registration, testing, analysis, Manufacturing, use, Medical Affairs Activities, or Commercialization of and/or which may be useful in studying, testing, Development, production or formulation of the Licensed Compound and/or the Licensed Product, or intermediates for the synthesis thereof. Know-How does not include Patents or inventions claimed thereby.
“Knowledge” means the knowledge of CTI’s officers or Servier’s officers as applicable, after reasonable inquiry.
“Licensed Compound” means pixantrone dimaleate which has received a conditional MA in the European Union under the trademark PIXUVRI®, as well as **.

“Licensed Intellectual Property” means Licensed Know-How and Licensed Patents.
“Licensed Know-How” means all Know-How that is developed or Controlled by CTI (other than as part of a Competing Product Affiliation Transaction), prior to the Restatement Date (whether or not pursuant to the Original Agreement) and thereafter during the term of this Agreement that is necessary or useful for the Development, Medical Affairs Activities, Manufacture, and/or Commercialization relating to the Licensed Compound or a Licensed Product (including any Data resulting from the pediatric investigation plans). Licensed Know-How shall include CTI’s interest in Joint Know-How that meets the above requirements.
“Licensed Patents” means all Patents that are Controlled by CTI (other than as part of a Competing Product Affiliation Transaction), prior to the Restatement Date (whether or not pursuant to the Original Agreement) and thereafter during the term of this Agreement that are necessary or useful for the Development, Medical Affairs Activities, Manufacture, and/or Commercialization relating to the Licensed Compound or a Licensed Product (including any such Patents claiming its composition, formulation, combination, product by process, or method of use, Manufacture, preparation or administration) including those Patents set forth on Exhibit A. Licensed Patents shall include CTI’s interest in Joint Patent Rights that meet the above requirements.
“Licensed Product” means any pharmaceutical product containing any Licensed Compound as its sole active ingredient or in combination with other active ingredients, in any form or formulation, but shall not include any Generic Equivalent.
“Litigable Matter” means any dispute between the Parties concerning the validity, scope, enforceability, inventorship, or ownership of a Patent, without prejudice to the provisions of the penultimate sentence of Section 15.1.
“Local Representative” shall have the meaning **.

“Loss of Market Exclusivity” means, **.
“Losses” means any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), debts and other obligations arising out of or resulting from claims, judgments, damages of any kind whatsoever, arbitral awards, and amounts paid in settlement of claims, judgments, legal (including but not limited to judicial, arbitral and administrative) proceedings and the like.
“MA” means the approval (either conditional or not) of an MAA by the European Commission or any competent Regulatory Authorities.
“MAA” means any Marketing Authorization Application filed with the EMA pursuant to the centralised procedure or with any competent Regulatory Authorities.
“MAH” means the marketing authorization holder of an MA.

“Manufacture” means, with respect to any Licensed Compound and Licensed Product, any and all processes and activities conducted to manufacture preclinical, clinical and commercial quantities of Licensed Compound or Licensed Product, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Compound or Licensed Product, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. Manufacture excludes **. For clarity, “Manufacturing” has a correlative meaning.
“Manufacturing Costs” means the actual, fully-burdened cost of all Manufacturing activities, including raw materials, transportation, testing, unrecoverable taxes, direct labor and benefits, and the proportionate share (as determined pursuant to the subsequent sentence) of indirect Manufacturing costs, including Third Party Manufacturing costs. For clarity, such fully-burdened cost shall be calculated (i) on a normal full-capacity basis (with reasonable deductions for changeover and maintenance downtime) with the percentage allocable to Manufacturing Costs representing the number of units or runs of, respectively, Licensed Compound or Licensed Product, as applicable, produced or performed as a percentage of the total number of units or runs, including those of other products, that could be Manufactured in such facility during a Calendar Year and (ii) in accordance with Accounting Standards, consistently applied. **, shall not be included in the determination of Manufacturing Costs. Unless otherwise agreed in writing between the Parties, Manufacturing Costs shall exclude any Development Costs. For the avoidance of doubt, **.
“Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Licensed Product, including by way of example: (i) activities of Medical Liaisons, (ii) grants to support continuing independent medical education (including independent symposia and congresses), (iii) Non-Development Studies and medical studies, (iv) activities such as booths and other presence at international congresses such as EHA, ASH and ICML, and (v) Development, publication and dissemination of publications in support of an approved indication for the Licensed Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or received by letter, phone call or email.
“Medical Liaisons” means those healthcare professionals employed or engaged by a Party with sufficient healthcare experience to engage in in-depth dialogues with HealthCare Practitioners regarding exchange on critical scientific, technical and Development issues associated with Licensed Product and the diseases they address, and are not sales representatives or otherwise engaged in direct selling or promotion of Licensed Product. Medical Liaisons are field-based and report directly to the medical department.
“MHLW” means the Ministry of Health, Labour and Welfare of Japan.

“MHRA” means the Medicines and Healthcare products Regulatory Agency of the United Kingdom.
“Mutual Consent Matters” means:
(a)    any matter relating to the Development Plan, including but not limited to the Development Budget, and any change(s) to any Development Budget for a given Calendar Year which, alone or together with other changes to the Development Budget for such Calendar Year, represent an ** for such Calendar Year, provided that the ** the Development Costs for any given Development Study ** the initial Development Budget for such Development Study;
(b)    the submission of any Regulatory Materials to the EMA pursuant to Section 6.2.3;
(c)    such matters as may be designated as Mutual Consent Matters hereunder.
“NDA” means a New Drug Application, including all supplements and amendments thereto, for the approval of the Licensed Product as a new drug by the FDA.
“Net Sales” means, in the case of sales by or for the benefit of Servier, its Affiliates and its Sublicensees (the “Seller”) to independent, unrelated persons in bona fide arm’s length transactions (except as provided below with respect to clinical trial samples), the gross amount billed or invoiced by Seller with respect to the Licensed Product, during the Royalty Term, less the following deductions (“Permitted Deductions”):
(a)    trade, cash, promotional and quantity discounts consistent with Servier’s practices in the relevant country;
(b)    taxes on sales (such as excise, sales or use taxes or value added tax), to the extent added to the sales price;
(c)    taxes on sales of pharmaceutical specialties reimbursed pursuant to a government health service, health insurance, social insurance or similar social services program, to the extent added to the sales price;
(d)    freight, insurance, packing costs and other transportation charges to the extent added to the sales price;
(e)    amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions, or due to recalls or Applicable Laws requiring rebates;

(f)    free goods;
(g)    rebates taken by or fees paid to distributor, warehousing, pick, pack general distribution costs, wholesaler management fees in total not to ** of the aforesaid gross amounts;
(h)    chargeback payments and rebates and/or discounts on sales of Licensed Products given to health insurance and other types of payers in any given country of the Servier Territory due to specific agreement (“claw-back” type of agreements) involving the Licensed Products consistent with Servier’s practices in the relevant country;
(i)    the actual amount of any write-offs for bad debt; provided with respect to such write-off that an amount subsequently recovered or reversed with respect to such write-off will be treated as Net Sales in the quarter in which it is recovered or reversed; and
(j)    any other specifically identifiable amounts included in gross amounts invoiced for the Licensed Products, to the extent such amounts become customary deductions from net sales calculations in the pharmaceutical or biotechnology industries in the applicable country for reasons substantially equivalent to those listed above, after the Restatement Date.
For the purposes hereof, “Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Licensed Product in a country for ** consistent with practices in the industry in the relevant country. Notwithstanding the foregoing, amounts invoiced by Servier, its Affiliates, or their Sublicensees for the sale of Product among Servier, its Affiliates or their respective Sublicensees for resale shall not be included in the computation of Net Sales hereunder and Net Sales shall be the gross invoice or contract price charged to the Third Party customer for that Product, less the Permitted Deductions.
In the event that the Licensed Product is sold as a Combination Product, the Net Sales will be calculated by ** containing the ** containing the **. Regarding prices **, if these are ** that are included in the **, then the applicable Party shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the **. If the ** cannot be determined for the ** containing the **, the calculation of ** will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).
“Non-Development Studies” means any Clinical Studies other than Development Studies, including any Territory Specific Studies and Investigator Sponsored Studies.
“Novartis Agreements” means (i) the license and co-development agreement dated September 15, 2006, between Cell Therapeutics, Inc., Cell Therapeutics Europe S.r.l, and Novartis International Pharmaceutical Ltd. (“Novartis”) and (ii) the termination agreement dated January 3, 2014 between Cell Therapeutics, Inc. and Novartis.

“Out-of-Pocket Costs” means all direct project expenses incurred in respect of Third Parties after the Restatement Date, which are specifically identifiable and incurred for services or materials provided by them directly in their performance of the Development in accordance with the Development Plan and Development Budget, or Medical Affairs Activities and Commercialization expenses incurred in the performance of the Commercialization Transition Plan, as appropriate; such expenses to have been recorded as income statement items in accordance with Accounting Standards and for the avoidance of doubt, not including pre-paid amounts (until expensed in accordance with applicable Accounting Standards) or recoverable taxes. For clarity, Out-of-Pocket Costs do not include capital expenditures, FTE travel expenses or items intended to be covered by FTE costs.
“Patent” means any of the following, whether existing now or in the future, anywhere in the world: (i) any patents and patent applications (including provisional applications), (ii) any patent applications filed either from such patents or patent applications (including all provisional applications, divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing) or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications, (iii) any patents issued based on or claiming priority to any such patent applications in (i) and (ii), (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.
“PIX Positive Outcome” means the time-point at which the results of the **.
“PIX Protocol” means the protocol for the PIX306 Trial, as may be amended from time to time in accordance with the terms hereof.
“PIX306 Trial” has the meaning set forth in the preamble.
**
**
“Product Liability Claims” means any product liability claims asserted or filed by Third Parties (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by the Licensed Product, and including claims by or on behalf of users of the Licensed Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of the Licensed Product sold by or on behalf of a Party or such Party’s Affiliates or Sublicensees, including, but not limited to, claims by Third Party payers, such as insurance carriers and unions.
“Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, any and all approvals (including any NDA and MAA approvals but excluding any pricing and reimbursement approvals), licenses, permits, certifications, registrations or authorizations of any Regulatory Authority necessary under Applicable Law in a country or other jurisdiction in order to commercially distribute, Manufacture and have Manufactured, sell or market the Licensed Product (or new indication for such Licensed Product ) in such country or jurisdiction.
“Regulatory Authority” means any Governmental Authority or other authority responsible for reviewing Regulatory Materials and/or granting Regulatory Approvals for Licensed Product, including the FDA, EMA and any corresponding national or regional regulatory authorities.
“Regulatory Exclusivity Rights” means, with respect to the Licensed Product and a particular country or regulatory jurisdiction, the exclusive legal right granted by the relevant Regulatory Authority either to market and sell such Licensed Product in that country or regulatory jurisdiction or the exclusive right to the use of or reference to clinical Data in relation to such Licensed Product in that country or regulatory jurisdiction.
“Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, case reports forms, common technical documents, question and answers with Regulatory Authorities, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, conduct Medical Affairs Activities regarding, or Commercialize the Licensed Product in a particular country or regulatory jurisdiction (but excluding any pricing and reimbursement approvals). Regulatory Materials include IND/IMPDs, MAAs, MAs and DMFs and any foreign country equivalents of the foregoing.
“Respective Territory” means with respect to Servier, the Servier Territory, and with respect to CTI, the CTI Territory.
“Royalty Term” means, on a country-by-country basis, the period commencing on the First Commercial Sale of a Licensed Product in a country and ending on the latest of (a) ** thereafter, (b) expiration of the last-to-expire Valid Claim of a Licensed Patent that Covers the composition of matter of the Licensed Product in the country in which it is sold, or (c) the expiration of all Regulatory Exclusivity Rights with respect to such Licensed Product in the country in which it is sold.

“Safety Reason” means Servier’s reasonable belief, that, based upon scientific data, there are safety and public health issues relating to the Licensed Product such that the medical benefit/risk ratio of such Licensed Product is sufficiently unfavorable as to materially compromise the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize it.
“Senior Officers” means the senior officers designated by each Party for the purposes hereof.
“Servier EU Territory” means the European Union.
“Servier Ex-EU Key Markets” means **.
“Servier Ex-EU Territory” means the countries of the Servier Territory other than the countries of the Servier EU Territory.
“Servier Key Markets” means (i) ** and (ii) the Servier Ex-EU Key Markets.
“Servier Territory” means the entire world, but excluding the CTI Territory.
“Standard MA” means the granting of an MA (other than a conditional MA) by the EMA, as the result of a positive decision of the European Commission, consistent with the Conditional MA granted by the European Commission for the Licensed Compound and the Licensed Product.
“Sublicensee” means a Third Party which is a sublicensee of either Party’s rights hereunder in accordance with the terms and conditions of this Agreement. For sake of clarity, Sublicensees do not include subcontractors, contract sales forces, CROs, CMOs, wholesalers, distributors or the like, even if they are granted a limited right to resell the Licensed Product sold to any of them, and, further, Sublicensees do not include such Party’s Affiliates.
“Territory Specific Study” means any Clinical Study or non-clinical study that is required only by Regulatory Authorities in any given jurisdiction (or group of jurisdictions) in order to obtain or maintain Regulatory Approval for the Licensed Product in such jurisdiction (or group of jurisdictions) but not by the EMA or by the Regulatory Authorities in other jurisdictions (or group of jurisdictions).
“Third Party” means any entity other than CTI or Servier, and their respective Affiliates; provided, however, that, for clarity, it is agreed that the Parties’ respective Generics Affiliates shall be deemed to be “Third Parties” and not “Affiliates” for purposes of this Agreement.
“Third Party Claim” means any and all claims of Losses that are asserted by a Third Party (other than any Generic Affiliate), including any Product Liability Claims.

“Transition Territory” means Israel, Turkey, Germany, Austria, United Kingdom, Denmark, Finland, Norway and Sweden.
“University of Vermont Agreement” means that certain license agreement dated March 8, 1995, as amended, between Boehringer Mannheim Italy and the University of Vermont (the “University of Vermont”).
“Valid Claim” means any claim of a Patent (other than a Joint Patent) that is issued and unexpired and has not been revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or a final decision of a court or other Governmental Authority of competent jurisdiction that has not been appealed within the time allowed. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of a patent within ** after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of any issued patent (from and after which time the same would be deemed a Valid Claim subject to the first sentence of the definition above).
Additional Definitions. Each defined term used in this Agreement but not set forth above is defined in the body of this Agreement as indicated below.

Term	Section
“Accelerated Arbitration Procedure”	15.2
“Additional Committee”	3.5
“Additional Study”	5.6.1.2(ii)
“Agreement”	Preamble
“Alliance Manager”	3.8
“Annual Sales”	10.3
“Arbitration”	15.1
“Arbitration Request”	15.1
“Auditor”	10.10.1
“**”	9.2.2.1
“Business Combination Transaction”	Definition of “Change of Control Transaction”
“Claim Notice”	16.4.1
“Co-Chair”	3.3.3
“Commercialization Transition Date”	7.1.2
“Commercialization Transition Plan”	7.1.2
“Committee”	3.3.1
“Competing Product Affiliation Transaction”	8.2.1
“Corrective Action”	6.5.1
“Cost Report”	5.5.3
“CTI”	Preamble
“CTI Indemnitee”	16.2

Term	Section
“CTI Trademark”	11.7.1
“CTI US “	Preamble
“CTILS”	Preamble
“Development Budget”	5.2
“Development Plan”	5.2
“Disclosing Party”	Definition of “Confidential Information”
“Dispute”	15.1
“Electing Party”	8.2.1
“European MA Transfer”	6.2.1
“Generics Affiliates”	Definition of “Affiliate”
“Head Licenses”	10.6.4(A)
“IFRS”	Definition of “Accounting Standards”
“Indemnified Party”	16.4.2.2
“Indemnifying Party”	16.4.2.1
“IRIS”	Preamble
“Joint Executive Committee” or “JEC”	3.1.1
“Joint Steering Committee” or “JSC”	3.2.1
“Licensed IP Claims”	11.4.1
“LLS”	Preamble
“Manufacturing Know-How”	9.4
“Medical Journals”	12.4.1
“NHL”	Recitals
“Non-Proposing Party”	5.6.1
“Novartis”	Definition of “Novartis Agreements”
“Opt-In Right”	5.6.2
“Outstanding Voting Securities”	Definition of “Change of Control Transaction”
“Party” or “Parties”	Preamble
“Paying Party”	10.7
“Permitted Deductions”	Definition of “Net Sales”
“PIX306 Triggering Event”	6.2.1
“Prior CDA”	Definition of “Confidential Information”
“Proposing Party”	5.6.1
“Quality Agreement”	9.3
“Raw Data”	4.2.5
“Receiving Party”	Definition of “Confidential Information”
“Recipient Party”	10.9
“Reconciliation Report”	5.5.4
“Regulatory Milestone Payment”	10.2
“Restatement Date”	Preamble
“Royalties”	10.4
“Royalty Report”	10.5.2

Term	Section
“Rules”	15.1
“Sale Milestone Payment”	10.3
“Scientific Meeting”	12.4.2
“Scientific Paper”	12.4.1
“Seller”	Definition of “Net Sales”
“Servier”	Preamble
“Servier Indemnitee”	16.1
“Servier Product Trademarks”	11.7.2
“Sole Invention”	11.2
“Sole Invention Patents”	11.2
“Supply Agreement”	9.2
“**”	5.2.3
“Third Party IP Claims”	11.4.1
“Transfer”	17.1
“University of Vermont”	Definition of “University of Vermont Agreement”
“Withholding Taxes”	10.9

ARTICLE 2
LICENSE
2.1    License Grant. In accordance with the terms and conditions of this Agreement, CTI hereby grants to Servier:
2.1.1    an exclusive (even as to CTI) and sublicensable (subject to Section 2.3), royalty-bearing right and license under the Licensed Intellectual Property to Develop, have Developed, Commercialize, have Commercialized, and conduct and have conducted Medical Affairs Activities regarding the Licensed Compound and the Licensed Product(s) in the Field in the Servier Territory, provided that CTI shall be entitled to conduct or have conducted Development activities with respect to the Licensed Compound and/or Licensed Product(s) in the Servier Territory pursuant to the Development Plan;
2.1.2    a sublicensable (subject to Section 2.3) exclusive (even as to CTI subject to the right for CTI to have Manufactured the Licensed Product(s) in the Servier Territory for Commercialization in the CTI Territory), royalty-bearing right and license under the Licensed Intellectual Property to Manufacture, have Manufactured, import and have imported, anywhere in the world the Licensed Compound and Licensed Product(s) for use, Development, Medical Affairs Activities and Commercialization in the Field in the Servier Territory; and

2.1.3    a sublicensable (subject to Section 2.3), non-exclusive, royalty-bearing right and license under the Licensed Intellectual Property to conduct or have conducted Development activities with respect to Licensed Compounds and/or Licensed Product in the CTI Territory pursuant to the Development Plan and/or solely in support of Development, Medical Affairs Activities and Commercialization of Licensed Product in the Field in the Servier Territory.
2.2    License to CTI. Subject to the terms and conditions of this Agreement, Servier hereby grants to CTI a non-exclusive, royalty-free, sublicensable right only with the prior written consent of Servier, such consent not to be unreasonably withheld or delayed, and license under the Know-How generated by Servier under the Original Agreement and after the Restatement Date pursuant to this Agreement and any Sole Inventions and Sole Invention Patents of Servier to: (a) conduct or have conducted Development activities with respect to the Licensed Compound and/or Licensed Product(s), (b) Manufacture and have Manufactured the Licensed Compound and/or Licensed Product(s) anywhere in the world for use, Development, Medical Affairs Activities and Commercialization in the Field in the CTI Territory and (c) conduct or have conducted Medical Affairs Activities and Commercialization with respect to the Licensed Product(s) in the Field in the CTI Territory.
2.3    Sublicensing. Each Party shall have the right, in its sole and absolute discretion, to sublicense the rights granted to it under this Agreement to any Third Parties or to disclose and provide to them any of the Know-How licensed to it in connection therewith, subject to Section 2.2 with respect to CTI and provided that, in the case of Servier, Servier shall provide CTI with written notice as set forth below in this Section 2.3 of any Sublicense of the right to Commercialize the Licensed Product in **. The grant of any such sublicense shall not relieve the relevant Party of its obligations under this Agreement, and each such sublicense shall include restrictions on the Sublicensee preventing it from further sublicensing the granted rights and shall contain terms, including obligations of confidentiality and restrictions on use, at least as restrictive as those contained in this Agreement. Each Party shall be responsible for the performance of its Sublicensees and the compliance of each such Sublicensee with the terms and conditions of this Agreement. Each Party shall notify the other within fifteen (15) days of entering into any such sublicense and, at the request of the other Party, provide a copy thereof which may be redacted to omit confidential financial information.
2.4    Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party granting such extension, which Party shall cause such Affiliate to comply with such applicable terms and provisions. Each Party shall remain primarily liable for any acts or omissions of its Affiliates.
2.5    Generic Arms. Each Party shall put in place a Generics Firewall between, on the one hand, itself and all of its Affiliates involved in the collaboration contemplated by this Agreement, and, on the other hand, its Generics Affiliates.
ARTICLE 3
GOVERNANCE
3.1    Joint Executive Committee.
3.1.1    The Parties have established a joint executive committee (the “Joint Executive Committee” or “JEC”), all in accordance with this Section 3.1 and the Original Agreement. The JEC membership and procedures are further described in Section 3.3.
3.1.2    The JEC shall in particular, in accordance with the decision-making principles set forth in Section 3.4, manage **.
3.1.3    Unless otherwise agreed upon between the Parties, the JEC shall be comprised of an equal number of representatives from each of Servier and CTI, which unless otherwise agreed upon between the Parties, shall be of ** members of each Party and shall be in accordance with Sections 3.3.2 and 3.3.3.
3.1.4    The JEC will meet in accordance with Section 3.3.4 at least ** (or more if agreed upon), with the Co-Chairs (as defined in Section 3.3.3 below) attending in person. The location of the meetings of the JEC ** the place ** and the place **, with the intent that each such meeting shall be held at the **.
3.2    Joint Steering Committee.
3.2.1    The Parties have established a joint steering committee (the “Joint Steering Committee” or “JSC”) to assume a general role of leadership in the collaboration, to oversee and ** of the project and the alliance, facilitate communication and provide a forum to review any Development, regulatory, Manufacturing, quality and compliance, product distribution, financial, medical affairs and commercial matters pertaining to the Licensed Product, all in accordance with this Section 3.2 and the Original Agreement.

3.2.2    The JSC shall in particular, in accordance with the decision-making principles set forth in Section 3.4:
3.2.2.1    coordinate the activities of the Parties under this Agreement, including ** with respect to the ** of the **;
3.2.2.2    provide ** of the Licensed Product;
3.2.2.3    review and approve ** updates and proposed amendments thereto;
3.2.2.4    perform such other duties as are expressly assigned to the JSC in this Agreement, and perform such other functions as appropriate to further the purposes of this Agreement as may be allocated to it by written agreement of the Parties;
3.2.2.5    review any proposed Territory Specific Studies and Additional Studies;
3.2.2.6    review and approve any Mutual Consent Matters;
3.2.2.7    establish Additional Committees as set forth in Section 3.5 below;
3.2.2.8    attempt to resolve issues presented to it by, and disputes within, the Additional Committees, in accordance with Section 3.4;
3.2.2.9    inform the other Party regarding any Investigator Sponsored Studies that are planned or, as of the Restatement Date, are ongoing; and
3.2.2.10    make such determinations as are expressly delegated to it under the terms of this Agreement.
3.2.3    Unless otherwise agreed upon between the Parties, the JSC shall be comprised of ** unless otherwise agreed upon between the Parties, shall be comprised of ** and shall be in accordance to Sections 3.3.2 and 3.3.3.
3.2.4    The JSC will meet ** (or more if agreed upon), with the Co-Chairs attending in person **, in accordance with Section 3.3.4.
3.3    General Rules. The following are general rules applicable to Committees:
3.3.1    Each of the Joint Executive Committee and the Joint Steering Committee (each, a “Committee”) will have solely the roles and responsibilities assigned to it in this Article 3 and as otherwise expressly set forth in this Agreement. The Committees will have no authority to amend, modify or waive compliance with this Agreement, to make decisions that conflict with the terms and conditions of this Agreement, or to create new obligations for a Party not specified in this Agreement. Neither the Committees, the Senior Officers, nor either Party exercising its final decision‑making power pursuant to Sections 3.4 and 3.7, shall have authority to alter, increase, expand, modify or otherwise amend, or to waive compliance with, this Agreement.
3.3.2    Committee Membership. Either Party may replace its respective committee representatives at any time upon prior written notice to the other Party. In the event a Committee member from either Party is unable to attend or participate in a Committee meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion. The Alliance Managers appointed by Servier and CTI are ex officio members of each of the Committees and the Additional Committees.
3.3.3    Committee Co-Chairs. Each Party shall appoint one of its members in each Committee to co-chair such Committee’s meetings (each, a “Co-Chair”). The Co-Chairs shall (a) ensure the orderly conduct of the Committee’s meetings, (b) attend each Committee meeting (either in-person, by videoconference or telephonically, unless otherwise expressly provided herein), and (c) prepare and issue written minutes of each meeting within ** thereafter accurately reflecting the discussions and decisions of such meeting. Unless otherwise agreed, the Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that the Committee, subject to Sections 3.4 and 3.7, is able to effectuate all of its decisions within the scope of its responsibilities. In the event the Co-Chair from either Party is unable to attend or participate in a Committee meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole discretion.
3.3.4    Committee Meetings. All meetings will be conducted in English and may be conducted by telephone, videoconference or in person as determined by the Co-Chairs, as appropriate; provided that not less than ** prior written notice has been given to the other Party, and subject to such other Party’s approval (not to be unreasonably withheld, delayed or retained), other employees of the Parties may attend Committee meetings as observers. Either Party may also call a special meeting of a Committee (by videoconference or teleconference) by at least ** prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and no later than ** prior to the special meeting, such Party shall provide the Committee with materials reasonably adequate to enable an informed decision. The Co-Chair representing the host Party for each meeting will be responsible for (a) providing an agenda to all participants in draft form at least ** in advance of the meeting and in final form at least ** in advance of the meeting, (b) recording the minutes for each meeting and (c) distributing such minutes to the participants no later than ** after the meeting. In the event a Party fails to attend a duly called meeting, and as a result no consensus can be reached, the matter shall be deemed disputed and shall be escalated or decided as set forth in this Article 3.
3.4    Decision Making. Other than as set forth herein, in order to make any decision required of it hereunder with respect to any approval, a Committee must have present (in person, by videoconference or telephonically) at least the Co-Chair of each Party (or his/her designee for such meeting). The Parties will endeavor to make decisions where required with respect to any approval of a Committee by consensus of the Co-Chairs. If a dispute or failure to agree arises which cannot be resolved, the Co-Chairs of either Party may cause such dispute or failure to agree to be referred to the Joint Steering Committee for resolution. If a dispute or failure to agree arises which cannot be resolved within the Joint Steering Committee, the Co‑Chairs of either Party may cause such dispute or failure to agree to be referred to the JEC. The JEC shall attempt in good faith to resolve such dispute or failure to agree by unanimous consent (with the Co-Chairs each having one vote). If the JEC cannot resolve such dispute or failure to agree within ** of the matter being referred to it, then either Party may cause such dispute or failure to agree to be referred to the Senior Officers for resolution. The Senior Officers shall attempt in good faith to resolve such dispute or failure to agree by unanimous consent (with the CTI Senior Officer having one vote and the Servier Senior Officer having one vote). If the Senior Officers cannot resolve such dispute or failure to agree within ** of the matter being referred to them, then the resolution and/or course of conduct shall be determined as follows:
3.4.1    the matter would be finally decided solely by CTI with respect to matters related to **, and solely by Servier with respect to matters related to **, provided that in each case, the matter **; and
3.4.2    with respect to the Mutual Consent Matters, all disputes or failures to agree shall be resolved only by unanimous consent of the Senior Officers (with the CTI Senior Officer having one vote and the Servier Senior Officer having one vote). For the avoidance of doubt, **.
3.4.3    For the avoidance of doubt, each Party shall have the final decision making authority with respect to **, in each case to the extent related to **, the activities to be conducted ** in connection therewith, the cessation or suspension of any **.
3.4.4    If a matter relating to ** is escalated pursuant to this Section 3.4 or Section 15.1 but requires urgent action (including any matter involving the safety of patients in **), such Party shall be entitled to take all precautionary actions pending such escalation without prejudice to the other Party’s right to seek damages or an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or otherwise to prevent or avoid irreparable harm.
3.5    Additional Committees. From time to time, the JSC may establish or dissolve permanent or ad hoc committees to oversee particular projects or activities within the scope of its responsibilities hereunder, and such committees will be constituted as the JSC determines (each, an “Additional Committee”). If any Additional Committee is unable to reach a decision on any matter after endeavoring in good faith to do so, such matter shall be referred to the JSC for resolution as provided in Section 3.4.
3.6    Interactions between the Committees and the Additional Committees. The Parties recognize that while they will establish the Committees and Additional Committees for the purposes hereof, each Party may maintain such internal structures (including its own committees, teams and review boards) as it deems appropriate, which structures to be involved in administering such Party’s activities under this Agreement. The Parties shall establish procedures to facilitate communications between each Committee and Additional Committee hereunder and the relevant internal committees, teams or boards within each Party in order to maximize the efficiency of the Parties’ activities pursuant to this Agreement.
3.7    Day-to-Day Decision-Making Authority. Each Party shall have day‑to‑day decision-making authority with respect to the Development, Manufacturing, Medical Affairs Activities and Commercialization of Licensed Product in its Respective Territory, provided that such decisions are not inconsistent with the then-current Development Plan, Development Budget, other decisions of the Committees within the scope of their authority specified therein, or the terms and conditions of this Agreement.
3.8    Alliance Managers. Each of Servier and CTI shall appoint one senior representative who possesses a general understanding of development, regulatory, manufacturing and commercialization matters to act as its respective alliance manager for this relationship (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. Each Alliance Manager will also be responsible for:
3.8.1    coordinating the relevant functional representatives of the Parties in Developing and executing key strategies and plans for the Licensed Product in an effort to ensure consistency and efficiency within the CTI Territory and in the Servier Territory;
3.8.2    providing a primary point of communication responsible for facilitating the flow of information and for seeking consensus both within the respective Party’s organization and together regarding key strategy and plan issues;
3.8.3    ensuring that the governance procedures and the rules set forth herein are complied with;
3.8.4    identifying and raising disputes to the relevant Committee for discussion in a timely manner; and
3.8.5    planning and coordinating internal and external communications in accordance with the terms of this Agreement.
3.8.6    The Alliance Managers shall be entitled to attend all Committee and Additional Committee meetings. Each Alliance Manager may bring any matter to the attention of the Committees and Additional Committees where such Alliance Manager reasonably believes that such matter requires attention of the Committees and Additional Committees.
3.9    Cost of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne solely by such Party.
ARTICLE 4
PROVISION OF DATA AND KNOW-HOW
4.1    Know-How Transfer.
4.1.1    Promptly after the Restatement Date but not later than ** after such date, CTI shall transfer to Servier, to the extent not already transferred pursuant to the Original Agreement, the Licensed Know-How, as well as any Regulatory Materials and Regulatory Approvals (subject to Section 6.2.1) and any pricing and reimbursement approvals obtained prior to the Restatement Date in the Servier Territory (other than **, and the Know-How related to Manufacturing, which is covered by Article 9). Such transfer shall occur in a manner and following a reasonable schedule to be established by the JSC and a list that sets forth the specific Licensed Know-How to be provided to Servier.
4.1.2    Thereafter on a continuing basis for the duration of this Agreement, CTI shall promptly make available to Servier all additional Licensed Know-

How which comes into existence from time to time and Servier shall promptly make available to CTI all Know-How licensed to CTI pursuant to Section 2.2, which comes into existence from time to time (other than the CTI Know-How related to Manufacturing, which is covered by Article 9 with respect to transfers by CTI to Servier), including all Data generated under any Development Plan or Territory Specific Study (for purposes of Section 5.6.3) or under any Additional Study in accordance with Section 5.6.
4.2    Rights of Reference; Use of Data; Format of Reports
4.2.1    Each Party shall have the right to **, file or incorporate by reference in its Respective Territory any Regulatory Materials (and any Data contained therein) filed by the other Party or the other Party’s Affiliates for the Licensed Product in order to enable the applicable Party (and its Affiliates and Sublicensees) to Develop, Manufacture, conduct Medical Affairs Activities and Commercialize the Licensed Product in accordance with this Agreement, subject to the provisions of Section 5.6 with respect to Additional Studies.
4.2.2    Each Party will provide, and cause its Affiliates to provide, reasonable cooperation to the other Party to effect the foregoing (including permitting the other Party and/or any relevant Regulatory Authority to inspect any such Regulatory Materials upon reasonable notice). Each Party shall, on written request by the other Party, provide to such requesting Party and to any specified Regulatory Authority a letter, in the form reasonably required by such requesting Party, acknowledging that such requesting Party (or its Affiliates and Sublicensees) has the above right of reference to any such Regulatory Materials.
4.2.3    In the event that the Regulatory Materials to be cross‑referenced, filed or incorporated by reference include any DMF of a Third Party manufacturer, such rights of cross-reference, filing or incorporation by reference shall be subject to such obligations and restrictions as the applicable Party may have to such Third Party manufacturer with respect to the use or disclosure of its DMF.
4.2.4    Notwithstanding any provision herein, no Party shall be entitled to, nor shall it allow any of its Affiliates or Sublicensees to nor grant any Third Party any right to, directly or indirectly ** in order to **; provided, however, that nothing in this Section is intended to ** in any manner the ** in the same way as ** would be able to **; provided, further, ** in connection with any **.
4.2.5    Either Party shall have the right to request primary source data (“Raw Data”) for any Data filed by or received from the other Party in respect of the studies conducted by CTI in relation with the Licensed Product and intended for submission to any

Regulatory Authority, such right to be exercised in good faith. The Parties agree to conduct appropriate quality control and verification procedures and such other processes as may be required to confirm that the Data accurately describes the experimental methods and results of any study. Such quality control and verification procedures shall include verification against Raw Data to ensure that supporting statements and conclusions embodied in any documents submitted by Servier or CTI to any Regulatory Authority are accurately represented. The Parties will ensure that quality control and verification procedures are conducted by individuals and entities with the appropriate technical expertise and experience, and that quality control and verification procedures are documented appropriately in compliance with the industry standard operating procedures and all Applicable Laws. ** for all Out-of-Pocket Costs incurred in the performance of **.
4.2.6    All CMC, non-clinical and clinical study reports shall be in **. The costs and expenses relating to the preparation of ** shall be borne by t**. The costs and expenses relating to the preparation of all other study reports in ** shall be borne by **.
4.3    Disclaimer. Other than as expressly set forth in this Agreement, any Data disclosed by a Party to the other Party under this Agreement is provided on an “as is” basis, without any warranty (express or implied) of any kind, and the Disclosing Party expressly disclaims all such warranties to the maximum extent permitted under Applicable Law. The Receiving Party on behalf of itself and its Affiliates and Sublicensees accepts all risk and liability in relation to the use of the Data received from the Disclosing Party under this Agreement and shall indemnify and hold harmless the Disclosing Party from any Third Party’s claim(s) based upon such Data as provided in Article 16.
ARTICLE 5
RESEARCH & DEVELOPMENT
5.1    Development. The Parties will collaborate in the Development of the Licensed Product pursuant to the Development Plan as described below. Except as expressly provided for herein, **.
5.1.1    Notwithstanding the foregoing, ** shall remain solely responsible for ** necessary to **. CTI shall use Commercially Reasonable Efforts in connection with its Development activities, including its activities pursuant to any Development Plan, provided that given the value of the ** for the Development and Commercialization of the Licensed Product, with respect to the **, CTI shall:

5.1.1.1    conduct all **, and failure to achieve any of the results referred to in this Section 5.1.1.1 and in Section 5.1.1.2 **, provided that CTI has exercised diligent efforts with respect thereto;
5.1.1.2    keep Servier promptly updated on the progress and/or any difficulties with respect to the **;
5.1.1.3    send regular updates to the ** and ** on an annual basis until the completion of the European MA Transfer, provided that all such communications shall be submitted to Servier for timely review and approval in accordance with Section 6.1 below;
5.1.1.4    collaborate with Servier on statistical analysis and clinical study report writing with respect to the ** (including in connection with **). Subject to Servier’s confirmation, Servier will **, and CTI will **. For the purposes of this Section, the ** will include **. Servier will confirm such responsibility for **. The Parties shall **; and
5.1.1.5    transfer a full and complete copy of ** to Servier (i) ** prior to the date of ** as determined ** and (ii) **. Data transfer under this Section shall take full account of all data integrity issues including but not limited to **. In connection with the foregoing, the Parties shall closely collaborate with each other through regular data review meetings and **.
5.2    Development Plan. The activities of the Parties with respect to the Development of the Licensed Product shall be conducted in accordance with one or more written development plans, which shall set forth the specific activities to be conducted by each Party for each such Licensed Product and the estimated timelines (either the Initial Development Plan or Subsequent Development Plan(s), as applicable, together, the “Development Plan”) and the associated budgets (together, the “Development Budget”).
5.2.1    Initial Development Plan. The Parties shall continue to follow the development plan agreed to by the Parties in the Original Agreement (“Initial Development Plan”) and any additional development plans (“Subsequent Development Plans”) to the extent such plans are agreed to by the Parties and are still in effect. An updated version of the Initial Development Plan is attached hereto as Schedule 5.2.1.
5.2.2    Subsequent Development Plans. **, additional subsequent versions of the Development Plan (each, a “Subsequent Development Plan”) may be agreed upon between the Parties to include:

5.2.2.1    ** for a new indication; provided that the return on investment for such **, taking into account in particular the scope and duration of the underlying Regulatory Exclusivity Rights, is acceptable to the Parties, it being understood that **;
5.2.2.2    any other Clinical Studies that the Parties agree to include in the Subsequent Development Plan, in each case, subject to the Parties’ agreement as to a Development Plan and budget as well as any other specific terms and conditions to which the Parties may agree.
5.2.3    **. CTI may decide to start a Development Study of the Licensed Product in ** patients in the ** and with respect to the dose determination portion of such study, in the **, subject to Servier’s reasonable approval of the study protocol, centers and principal investigator(s) in **, prior to the ** and the Parties’ agreement as to a Subsequent Development Plan, subject to the provisions of the last sentence of Section 5.6.1.2. If CTI does so, such Development Study shall be regarded as an Additional Study for purposes of Section 5.6.1.2, provided that the percentage of Development Costs to be paid by Servier to use the related Data pursuant to Section 5.6.2 shall be ** equal to ** at any time before the later to occur of **.
5.2.4    Development Budget. The JSC shall adopt and approve the Development Budget, which shall encompass the activities contemplated in any Subsequent Development Plan and any other matter agreed to by the JSC.
5.2.5    Reports. Each Party shall provide the other Party and the JSC with regular reports detailing its Development activities, and Development Costs under the Development Plan and the results of such activities at each regularly scheduled JSC meeting. Each Party shall also include in the regular reports a forecast of the amount by which the Party is above or below the Development Budget promptly after the end of each Calendar Quarter. The frequency, distribution list and format of all such reports shall be determined by the JSC; provided that: (a) all Clinical Study reports shall be in **; (b) reports for all non-clinical studies with a GLP status, shall be in **; and (c) for non-GLP non-clinical studies, **.
5.2.6    Amendments. ** (no later than respectively ** and **), commencing November 30, 2017, or more often as the JSC deems appropriate, the JSC shall review and, as required, prepare an update and amendment to the Development Plan and Development Budget (including activities and costs on a study-by-study basis by **) for approval by the JSC. Each such updated and amended Development Plan shall reflect any changes, additions, re-prioritization of the studies and/or indications within, and/or reallocation of resources with respect to, the Development of the Licensed Product. Once approved by the JSC, an amended Development Plan and Development Budget shall become effective and supersede the previous Development Plan and Development Budget as of the date of such approval.
5.3    Responsibilities under the Development Plan. The Parties agree that to the extent appropriate, **. Each Party’s responsibilities under the Development Plan are apportioned as follows:
5.3.1    Servier shall be **, and CTI shall **, provided that if Clinical Studies pursuant to the **.
5.3.2    Before commencement of each Clinical Study pursuant to **.
5.4    Development Costs.
5.4.1    Unless otherwise agreed by the Parties, the Development Costs incurred by the Parties **, provided that ** during the term of this Agreement. Notwithstanding the foregoing, as from ** (a) ** of the Development Costs related to **, and (b) ** shall **, including without limitation ** and ** for the **, as from **. A good-faith estimate of the Development Costs related to ** has been prepared by **.
5.4.2    For the avoidance of doubt, other than as provided in Section 5.4.1 with respect to Development Costs, ** of the Development Costs incurred by ** for the Licensed Product (including **) and ** of the Development Costs incurred by ** for the Licensed Product (including **).
5.5    Estimates, Accruals, Reconciliation and Reimbursement.
5.5.1    Upon initiation of Development activities by Servier, the Parties shall negotiate in good faith a provision with respect to the reporting of the monthly estimated Development Costs incurred in material excess of the amount allocated for such month in the Development Budget.
5.5.2    Within ** following the last day of each Calendar Quarter, during such time as it is conducting Development activities, each Party shall provide to the other its good faith estimate of its Development Costs incurred with respect to the immediately prior quarter pursuant to Section 5.4.1. The Parties acknowledge that the above reporting terms have been negotiated in order to enable CTI to comply with the requirements of the Italian Financial Market Authority and the United States Securities and Exchange Commission (together, the “Financial Authorities”), and to enable prompt quarterly closing. Should the requirements imposed by the Financial Authorities on CTI to make such quarterly closing change over time, the Parties agree to discuss in good faith an extension of the time period for providing the information to CTI pursuant to this Section 5.5.2.
5.5.3    Within ** after the end of each Calendar Quarter, each Party shall provide the other Party with a detailed statement of the Development Costs (i.e., Out-of-Pocket Costs invoiced by vendor pursuant to Section 5.4.1 and FTE Costs incurred by such Party pursuant to Section 5.4.1) in a format to be agreed upon by the Parties (the “Cost Report”).
5.5.4    Within ** after the end of each Calendar Quarter, Servier shall provide CTI with a written report (the “Reconciliation Report”) setting forth in a format to be agreed upon by the Parties, the calculations of each Party’s share of such Development Costs for the previous Calendar Quarter. Such Reconciliation Report shall include for such Calendar Quarter (i) the Cost Report in accordance with Section 5.5.2, and each Party’s respective share thereof, and (ii) the net payment due from one Party to the other Party in accordance with this Section 5.5.
5.5.5    Any net payment owed from one Party to the other Party shall be paid within ** following such reconciliation, provided that if a Party disputes an amount provided in such Reconciliation Report then such disputed amount shall be reviewed by the JSC, and any net payment owed with respect to the undisputed amounts shall be paid within the above-set-forth timeline. If requested by a Party, any invoices or other supporting documentation for any payments to a Third Party shall be promptly provided.
5.6    Additional Studies.
5.6.1    If a Party (including through its Affiliates or Sublicensees) wishes to conduct one or more additional Development Studies which Data could be used in the other Party’s Respective Territory (beyond what is then included in an applicable Development Plan or any Territory Specific Studies) in the Field for Development of the Licensed Product, such Party (the “Proposing Party”) shall notify the other Party (the “Non-Proposing Party”) of such proposed studies and provide the Non-Proposing Party with any supporting Data or publications supporting any such proposal. In such event, the JSC shall consider such proposal and evaluate the supporting Data and information in good faith. If:
5.6.1.1    the Parties both wish to collaborate in the conduct of such proposed Development, the Proposing Party shall prepare an amendment to the applicable Development Plan to include the proposed additional Development Study(ies) and related budget for review and approval by the JSC; or
5.6.1.2    the Non-Proposing Party is not interested in pursuing any such proposed additional Development Study(ies) pursuant to a

Development Plan, then, the Non-Proposing Party shall promptly so inform the Proposing Party, and the Proposing Party (i) shall not perform such Development Study(ies) with respect to the Non-Proposing Party’s Respective Territory and (ii) shall have the right to perform the proposed Development Study(ies) with respect to its Respective Territory (the “Additional Study”) at its own expense. The Proposing Party shall deliver to the JSC regular updates on such Additional Study, and promptly following completion of the Additional Study, a top-line summary of all Data resulting from such Additional Study. Notwithstanding the foregoing, the Proposing Party shall not conduct the Additional Study if the Non-Proposing Party (a) expresses concerns related to patient safety in the Additional Study and such concerns are supported or can be verified with scientific data or (b) provides commercial or scientific data that the Additional Study will adversely affect the Development or Commercialization of Licensed Product(s) in the Non-Proposing Party’s Respective Territory or the overall marketing or branding strategy with respect to the Licensed Product.
5.6.2    If the Non-Proposing Party wishes to obtain access to and have the right to use the Data resulting from any Additional Study(ies) in its Regulatory Materials to support any NDA or MAA filings or extension of a Regulatory Approval or any pricing and reimbursement applications, or to otherwise use or disclose such Data, including without limitation for any commercial or medical education purpose (the “Opt-In Right”) in its Respective Territory (other than pursuant to Section 5.6.3 below), it may do so by notice in writing to the Proposing Party at any time, provided that upon the exercise of its Opt-In Right, the Non-Proposing Party shall reimburse the Proposing Party for ** of its Development Costs for such Additional Study(ies). Following such payment, the Data resulting from the Additional Study will be treated for purposes of this Agreement as Data resulting from the Development Plan.
5.6.3    Notwithstanding anything to the contrary in this Agreement, each Party shall have access to and the right to use at no cost to such Party all Data resulting from Additional Studies and Non Development Studies conducted by or on behalf of the other Party, its Affiliates and its Sublicensees solely as necessary to comply with safety reporting or other similar regulatory requirements in its Respective Territory, and provided that such Party’s license rights and rights of reference to such Data shall be limited solely to such purpose or to other purposes to the extent that such other purposes are necessary to comply with mandatory regulatory requirements.
5.6.4    Notwithstanding anything to the contrary in this Agreement, each Party shall have access to and the right to use at no cost to such Party all Data resulting from Clinical Studies that are Non-Development Studies conducted or funded by or on behalf of the other Party, its Affiliates and its Sublicensees, provided that in each case, such Party’s license rights and rights of reference to such Data shall not include commercially sensitive information regarding Medical Affairs Activities and Commercialization activities in the other Party’s Respective Territory.
5.7    Clinical Studies in the Other Party’s Respective Territory.
5.7.1    In the event that, in furtherance of its Development activities for Licensed Product(s) in its Respective Territory, a Party believes it needs to conduct Clinical Studies which include one or more sites in the other Party’s Respective Territory (outside of the Development Plan), then the requesting Party shall provide written notice to the JSC of the ** (including the ** involved in the **, and seek the other Party’s consent to conduct such study using sites in such other Party’s Respective Territory.
5.7.2    For the avoidance of doubt, either Party may conduct Non-Development Studies within its own Respective Territory subject to the review by the JSC of those Non-Development Studies referred to in Section 3.2.2.5, and neither Party shall conduct Non-Development Studies (or other Medical Affairs Activities) within the Respective Territory of the other Party, except as provided in Section 5.7 or otherwise approved in writing by the other Party.
5.8    Development in CTI Territory. Notwithstanding anything to the contrary in this Agreement, and further notwithstanding any Data disclosed by Servier under this Agreement, the Parties agree and acknowledge that Servier shall have no involvement whatsoever in, and shall not be obligated to participate in, the Development, Commercialization, Medical Affairs Activities and/or Manufacture of Licensed Product in or for the CTI Territory other than to the extent expressly set forth in the Development Plan and such other obligations as are expressly provided herein.
5.9    Development Records. Each Party shall (and shall cause its Sublicensees to) maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it or on its behalf (including by Sublicensees) under the Development Plan. Such records, including any electronic files where such Data may also be contained, shall fully and properly reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and receive a copy of such records (including a copy of the databases) maintained by the other Party (including its Sublicensees) at reasonable times, but no more than ** in any **, and to obtain access to source documents to the extent needed for patent or regulatory purposes or for other legal proceedings. The Parties may agree to set up an electronic data room in order to manage the exchange of information in a secure manner.

5.10    Subcontracts. Each Party may perform any of its obligations under this Agreement through one or more subcontractors and consultants and shall provide information in that regard to the JSC, provided that:
5.10.1.1    such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself;
5.10.1.2    the subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof; and
5.10.1.3    such Party retains Control of all intellectual property developed by the subcontractors and consultants in the course of performing any such work under the Development Plan or in connection with Territory Specific Studies for any Regulatory Authorities in the European Union.
5.11    Personnel. Each Party shall cause its employees, agents and subcontractors and its Affiliates conducting activities under this Agreement to, prior to commencing any such activities, have executed an agreement assigning or transferring Control to any inventions and related intellectual property rights to the Party by whom they are employed or for whom they are providing services (or its designated Affiliate).
ARTICLE 6
DATA; REGULATORY MATTERS
6.1    General.
6.1.1    The Parties shall each use Commercially Reasonable Efforts to prepare and file all necessary Regulatory Materials for the Licensed Product with Regulatory Authorities in accordance with the respective responsibilities of the Parties as set forth in the Development Plan and in this Agreement. Notwithstanding Section 4.2.6, and except as provided under Section 6.2.5, ** shall reimburse ** for all ** associated with supporting any Regulatory Materials in ** incurred after **.
6.1.2    Each Party shall, unless prohibited by law, keep the other Party informed of regulatory developments and quality and compliance matters relating to the Licensed Product in the European Union, including through regular reports at the JSC meetings.

6.1.3    Each Party may conduct compassionate use programs and Investigator Sponsored Studies in its own Respective Territory, at its own costs, but not in the other Party’s Respective Territory.
6.2    Prior to the European MA Transfer
6.2.1    The Parties acknowledge that CTI has obtained a Conditional MA for the Licensed Product in the European Union. As soon as practicable under Applicable Law after (i) the occurrence of the PIX Positive Outcome and (ii) the disclosure by CTI to Servier of ** ((i) and (ii), the “PIX306 Triggering Event”), CTI shall transfer and assign, and does hereby assign to Servier subject to the last sentence of this subsection, free from encumbrances, all of CTI’s right, title and interest in and to such MA and ** and establish Servier as the sole MAH under such MA (the “European MA Transfer”), and Servier agrees to thereafter assume all responsibilities and obligations as the MAH thereunder. The obligations of Servier in this Section and the above assignment shall not apply if Servier elects to terminate this Agreement with respect to ** within thirty (30) days after the PIX306 Triggering Event.
6.2.2    After the Restatement Date and until the completion of the European MA Transfer, CTI shall timely file any further Regulatory Materials, MAA, MA and other Regulatory Approval applications (including **) necessary for obtaining approval of the Standard MA regarding the Licensed Product in the European Union and shall be responsible for maintaining the MA in the European Union, subject to Section 6.2.3 and Section 11.1 with respect to the ownership of Data.
6.2.3    Through the JSC, the Parties shall collaborate in the preparation and agree on the form and content of Regulatory Materials to be submitted to the EMA which shall be a Mutual Consent Matter. CTI shall notify Servier of any Regulatory Materials submitted to or received from the EMA and shall provide Servier with copies thereof. Further, CTI shall to the extent possible provide Servier with reasonable advance notice of all substantive meetings, conferences, and discussions scheduled with the EMA concerning ** or the Licensed Product, and the Parties shall to the extent possible attend together such meetings, conferences or discussion and shall to the extent possible agree in advance on a common position to be presented by the Parties in this respect. CTI shall provide Servier with reasonable advance notice (at least **) with all Regulatory Materials requiring review pursuant to this Section 6.2.3.

6.2.4    To the extent not already designated, Servier shall be designated as the sole Party responsible for Medical Affairs Activities and Commercialization of the Licensed Product in Servier EU Territory. In addition, CTI shall take all actions necessary for (i) the timely designation of Servier as ** in the Servier EU Territory, and (ii) the identification as such on the package leaflet and label of the Licensed Product in the Servier EU Territory, subject to the availability of such updated labeling, which the Parties shall cooperate to make available in a timely fashion, such updated labeling at ** sole cost and expense.
6.2.5    ** shall bear any fees due to a Regulatory Authority in connection with the filing and maintenance for any Regulatory Approval relating to the Licensed Product ** until European MA Transfer. ** shall bear ** incurred to prepare and make any filing for Regulatory Approval for the Licensed Product ** only until European MA Transfer, after which ** will be solely responsible for such costs and expenses.
6.3    After the European MA Transfer.
Upon and after the completion of the European MA Transfer, ** shall be ** for filing all further Regulatory Materials and for obtaining all further Regulatory Approvals for all Licensed Product in ** and for all costs and expenses related to the foregoing. In addition, after the European MA Transfer, ** shall be ** for the preparation, content and submission of all Regulatory Materials to the EMA regarding **. ** shall send to ** copies of all Regulatory Materials submitted to or received from the Regulatory Authorities in Europe.
6.4     Outside the European Union.
6.4.1    Unless otherwise provided in the Development Plan, (i) Servier shall be solely responsible and have the final authority with respect to regulatory activities (including preparing and filing all Regulatory Materials and Regulatory Approval applications) regarding the Licensed Product in the Servier ex-EU Territory in the Field and (ii) CTI shall be responsible and have the final authority with respect to all regulatory activities (including preparing and filing all Regulatory Materials and other Regulatory Approval applications) regarding the Licensed Product in the ** in the Field. ** shall be responsible for all costs and expenses related to **, and ** shall be responsible for all costs and expenses related to **.
6.4.2    Each Party shall send to the other Party copies of all Regulatory Materials submitted to or received from the Regulatory Authorities, with respect to CTI, in the **, and with respect to Servier, in the **.

6.4.3    Each Party shall notify the other Party of any Regulatory Materials (other than routine correspondence) submitted to or received from the Regulatory Authorities, with respect to CTI, in the **, and with respect to Servier, in **, and shall provide the other Party with copies thereof.
6.4.4    Each Party shall, unless prohibited by law, keep the other Party informed of material regulatory developments and quality and compliance matters relating to each Licensed Product in the ** with respect to CTI and in the ** with respect to Servier, including through regular reports at the JSC meetings.
6.5    Recalls and Complaints.
6.5.1    Each Party shall notify the other Party as promptly as practicable following the discovery of any issue regarding the Licensed Product that would be relevant for purposes of determining whether any corrective action (e.g., complaints, recall, market withdrawal, or other corrective action) (“Corrective Action”) is required with respect to the Licensed Product. Notification of complaints and the associated Corrective Actions will follow the country and regional regulatory compliance requirements for notification timing, investigation and Corrective Action. [Further details for complaint management will be included in the Quality Agreement]. As promptly as possible following the issuance of any such notice, the JSC shall meet and discuss in good faith whether any Corrective Action is required with respect to the Licensed Product. In the event that the JSC is unable to timely meet or the Parties are unable to timely agree pursuant to the JSC on any such recall, market withdrawal, or other Corrective Action:
6.5.1.1    Servier Ex-EU Territory. Servier, in its sole responsibility and discretion, shall be entitled to make all decisions with respect to any such Corrective Action in the Servier Territory; provided, however, that if CTI has provided notice in writing to Servier requesting Corrective Action with respect to Licensed Product in the Servier Territory and Servier declines to implement any such Corrective Action, Servier shall, at its sole expense, indemnify, and hold harmless the CTI Indemnitees from and against any and all Third Party Claims that are connected or related in any way whatsoever to such failure to implement a Corrective Action in the Servier Territory.
6.5.1.2    CTI Territory. CTI, in its sole responsibility and discretion, shall be entitled to make all decisions with respect to any such Corrective Action in the CTI Territory; provided, however, that if Servier has provided notice in writing to CTI requesting Corrective Action with respect to Licensed Product in the CTI Territory and CTI declines to implement any such Corrective Action, CTI shall, at its sole expense, indemnify, and hold harmless the Servier Indemnitees from and against any and all Third Party Claims that are connected or related in any way whatsoever to such failure to implement a Corrective Action in the CTI Territory.
6.5.1.3    European Union.
(a)    Prior to the European MA Transfer. CTI shall be free to initiate any such Corrective Action with respect to the Licensed Product in the European Union that CTI deems necessary or appropriate, after reasonable consultation with Servier. In addition, Servier shall have the right to request CTI to undertake any such Corrective Action with respect to the applicable Licensed Product in the European Union it deems necessary or appropriate, in its sole responsibility and discretion, such cooperation not to be unreasonably withheld.
(b)    After the European MA Transfer. ** shall be free to initiate any such Corrective Action with respect to the Licensed Product in the European Union that ** deems necessary or appropriate in accordance with the terms set out in **.
6.5.2    In each case, the holder of the Regulatory Approval in the applicable country shall be responsible for the actual implementation of any Corrective Action with respect to the Licensed Product and shall be entitled to make all decisions with respect to the implementation of any such Corrective Action with respect the Licensed Product. At such implementing Party’s request, the other Party shall reasonably assist the implementing Party with any such Corrective Action.
6.5.3    All documented and reasonable costs associated with any Corrective Action (but excluding all Losses associated with any Third Party Claims, which shall be subject to the provisions of Article 16) shall be borne by the manufacturing Party in the event that the Corrective Action is required as a result of any failure of the Licensed Product to meet the quality requirements set forth in any Supply Agreement between the Parties governing the manufacture and supply of such Licensed Product. In all other cases, all documented and reasonable costs associated with such Corrective Action with respect to the Licensed Product will be: (i) borne by Servier, with respect to Corrective Actions in the Servier Territory, and (ii) borne by CTI, with respect to Corrective Actions in the CTI Territory.
6.6    Pharmacovigilance Agreement.
(a)    As soon as practicable after the Restatement Date, the Parties shall agree on an amendment (the “PV Amendment”) to the pharmacovigilance agreement entered into between the Parties dated October 18, 2016 which details all pharmacovigilance activities to be conducted by the Parties with respect to the Licensed Product (the “Pharmacovigilance Agreement”). Unless otherwise agreed between the Parties, the Pharmacovigilance Agreement as amended by the PV Amendment shall remain in effect until completion of the European MA Transfer. In the event of a conflict between the Pharmacovigilance Agreement (as may be amended by the PV Amendment) and this Agreement, this Agreement shall prevail. Upon the European MA Transfer, ** shall be responsible for all Out-of-Pocket Costs incurred for pharmacovigilance activities in **, and ** shall be responsible for all such Out-of-Pocket Costs in **.
(b)    Until the occurrence of the European MA Transfer, ** shall reimburse ** for pharmacovigilance activities conducted by or on behalf of ** in the European Union from ** until the occurrence of the European MA Transfer. The first and last ** amounts due and payable hereunder will be adjusted ** to reflect the actual number of days in the ** and **. For clarity and notwithstanding anything to the contrary contained herein or in the Pharmacovigilance Agreement, the foregoing payment set forth in this Section 6.6(b) is ** sole and exclusive obligation to reimburse ** for such pharmacovigilance activities.
6.7    No Use of Debarred Person. For the duration of this Agreement, each Party agrees that it will not use any employee, agent, consultant or contractor that is debarred by any Regulatory Authority or, to such Party’s Knowledge, is the subject of debarment proceedings by any Regulatory Authority. If either Party learns that any employee, agent, consultant or contractor performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, it will promptly notify the other Party and will prohibit such employee, agent, consultant or contractor from further performing on its behalf under this Agreement.
6.8    Notice of Investigation or Inquiry. If any Regulatory Authority (i) contacts a Party with respect to the alleged improper Development, Manufacture, Medical Affairs Activities or Commercialization of Licensed Product (anywhere in the world), (ii) conducts, or gives notice of its intent to conduct, an inspection at such Party’s facilities to the extent related to any Licensed Compound or the Licensed Product (anywhere in the world), or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party that could reasonably be expected to materially adversely affect any Development, Manufacturing, Medical Affairs Activities or Commercialization activities with respect to the Licensed Product for use or sale anywhere in the world, then such Party shall promptly notify the other Party of such contact, inspection or notice. The inspected Party shall provide such other Party with copies of all pertinent information and documentation issued by any such Regulatory Authority as soon as reasonably practicable after receipt, and the JSC (or such employees of a Party or its Affiliates as a Party’s JSC Co-Chair may designate) shall have the right to review and provide comment in advance, where feasible, of any responses that pertain thereto.

ARTICLE 7
COMMERCIALIZATION
7.1     Transition Territory.
7.1.1    Exclusivity. CTI shall transfer exclusive Commercialization rights for the Licensed Products in the Transition Territory to Servier as of the Restatement Date. Upon registration of Servier as ** or MAH, as applicable, Servier will have the exclusive right and will use Commercially Reasonable Efforts to conduct Medical Affairs Activities and Commercialize Licensed Product in countries in the Transition Territory and will be solely responsible for all aspects of the Medical Affairs Activities and Commercialization of the Licensed Product in the Transition Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement. In addition, CTI shall use Commercially Reasonable Efforts to have Servier appointed as ** in those Transition Territory countries where such appointment is necessary for Servier to Commercialize the Licensed Products prior to the European MA Transfer. Reflecting Servier’s exclusive Commercialization rights across the European Union, Servier shall pay ** of the expenses for Medical Affairs Activities such as **.
7.1.2    Commercialization Transition Plan. As soon as practicable after the Restatement Date, the Parties shall use commercially reasonable efforts to agree on a transition plan whereby all rights granted by CTI to Servier under this Agreement to conduct Medical Affairs Activities and to Commercialize Licensed Product in the Transition Territory are transitioned from CTI to Servier (the “Commercialization Transition Plan”). The Parties shall use Commercially Reasonable Efforts to execute all activities in the Commercialization Transition Plan. The Commercialization Transition Plan shall include **, and also include the estimate of all costs and expenses expected to be incurred in implementing the Commercialization Transition Plan, a copy of which is attached as Exhibit 7.1.2. The Parties agree that by no later than July 31, 2017 (the “Commercialization Transition Date”), the Commercialization Transition Plan shall be complete and all Medical Affairs Activities and Commercialization with regard to Licensed Products will have been transitioned to Servier. For avoidance of doubt, any failure by the Parties to agree upon a Commercialization Transition Plan as contemplated above will not relieve either Party of its obligations under Section 7.1.1, and in such event, each Party shall use commercially reasonable efforts to take those actions and undertake those activities necessary to ensure a smooth transition by the Commercialization Transition Date. Prior to the Commercialization Transition Date, CTI shall act in its own name and responsibility to fulfill orders for Licensed Products arising out of any country within the Transition Territory as applicable. CTI shall promptly inform Servier of any such orders and follow Servier’s reasonable instructions as to the negotiations with Third Party customers. The Parties shall cooperate in order to implement the Commercialization Transition Plan so that Servier may achieve full capacity to Commercialize the Licensed Product in the Transition Territory no later than the Commercialization Transition Date. Prior to the Commercialization Transition Date, **. Within ** after the end of ** until the completion of the Commercialization Transition Plan, CTI will provide to Servier a written report showing ** on a country-by-country basis. Promptly upon the completion of the Commercialization Transition Plan, CTI shall provide Servier with a complete accounting of all costs and expenses actually incurred in implementing the Commercialization Transition Plan, and **.
7.1.3    Commercially Reasonable Efforts. Upon registration of Servier ** or MAH, as applicable, and ** where applicable for the Licensed Product, Servier shall itself, or through its Affiliates or Sublicensees (if permitted), use Commercially Reasonable Efforts, on a country-by-country basis, to Commercialize the Licensed Product in the applicable Transition Territory country in the Servier Key Markets within the Servier Territory. Subject to compliance with the foregoing, Servier’s decision-making and activities with respect to Medical Affairs Activities and Commercialization of the Licensed Product in the Transition Territory shall be in Servier’s sole discretion.
7.1.4    Distributors and Wholesalers. Upon implementation of the Commercialization Transition Plan, upon Servier’s request in its sole discretion, CTI shall terminate or assign, **, the distributor and/or wholesaler contracts in effect as of the Restatement Date, as listed in Exhibit 7.1.4. **, any termination costs associated with the termination or assignment of such distributor and/or wholesaler contracts, unless ** elects, and notifies ** in writing of that election, to **. Agreements with such distributors and wholesalers shall contain confidentiality restrictions at least as restrictive as those contained herein.
7.1.5    Quintiles. Servier hereby acknowledges that CTILS is a party to certain Third Party services agreements covering certain existing Commercialization activities with Quintiles Commercial Europe Limited and its Affiliates. CTILS hereby agrees that it shall **.
7.2    Servier Territory other than Transition Territory.
7.2.1    Exclusivity. Except with regard to the Transition Territory, which is addressed in Section 7.1 above, Servier will have the exclusive right to conduct Medical Affairs Activities and Commercialize Licensed Product in countries in the Servier Territory and will be solely responsible for all aspects of the Medical Affairs Activities and Commercialization of the Licensed Product in the Servier Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement. Except with regard to the Transition Territory, which is addressed in Section 7.1.1 above, CTI will have the exclusive right to conduct Medical Affairs Activities and Commercialize Licensed Product in countries in the CTI Territory and will be solely responsible for all aspects of the Medical Affairs Activities and Commercialization of the Licensed Product in the CTI Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement.
7.2.2    Commercially Reasonable Efforts. Except with respect to the Transition Territory as set forth in Section 7.1.2, Servier shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize the Licensed Product in **, commencing, on a country-by-country basis, upon receipt of Regulatory Approval ** where applicable for the Licensed Product in the applicable country **, and in each case continuing thereafter until the end of the Royalty Term in such country. Subject to compliance with the foregoing with respect to such ** other than the Transition Territory, Servier’s decision-making and activities with respect to Medical Affairs Activities and Commercialization of the Licensed Product in the Servier Territory shall be in Servier’s sole discretion.
7.3    Updates.
7.3.1    Servier shall provide CTI and the JSC with ** updates with respect to Medical Affairs Activities and Commercialization activities of the Licensed Product in countries in the Servier Territory, including **.
7.3.2    CTI shall assign or transfer to Servier all Investigator Sponsored Studies that are still open and/or ongoing in the Transition Territory as of the Restatement Date, provided that, **.
7.4    Termination of Sharing. Neither Party shall have an obligation to share or provide any information that such Party’s counsel has advised the Party would violate Applicable Law. Without prejudice to any other remedies, if either Party breaches its obligations under Section 7.1.1 and 8.2, then the other Party shall have no obligation thereafter to share or provide any Commercialization plans or to discuss at the JSC its Medical Affairs Activities and Commercialization activities. In the event of a Change of Control Transaction involving CTI, Servier shall have no obligation thereafter to share or provide any Commercialization plans or to discuss at the JSC its Medical Affairs Activities and Commercialization activities.
7.5    Acknowledgement.    Servier shall use, in connection with all packaging, literature, labels and other printed matters, to the extent required by Law, and where reasonably practicable in light of space limitations, an expression to the effect that the Licensed Product(s) were developed under license from CTI, together with the CTI logo. The provisions of this Section 7.5 shall not apply to packaging that is in direct contact with a Licensed Product or the Licensed Product(s) themselves, including vials, blister packs, tablets and capsules.

Article 8
COMMERCIAL COVENANTS
8.1    Competing Products.
8.1.1    As partial consideration for CTI’s rights and Servier’s obligations set forth herein, CTI covenants and agrees that:
8.1.1.1    for the period commencing on ** and ending at ** (the “Non-Compete Term”) **, it shall not, and it shall cause its Affiliates not to, directly or indirectly, through assisting a Third Party or otherwise, develop, manufacture, have manufactured, market, distribute, sell, promote or otherwise Commercialize any Competing Products within the field of oncology, ** without the prior written consent of Servier; and
8.1.1.2    it shall (i) include enforceable provisions in any license agreement prohibiting its licensees for the Non-Compete Term on a country-by-country and activity-by-activity basis from, directly or indirectly, through assisting a Third Party or otherwise, developing, manufacturing, marketing, distributing, selling, promoting or otherwise Commercializing any Competing Products, without the prior written consent of Servier, with the right to terminate the License in case of breach of this provision, provided, however, that this requirement shall not extend to wholesalers, distributors and other counterparties that market, distribute, sell, promote or Commercialize multiple products that may include Competing Products, and (ii) use commercially reasonable efforts to enforce the provisions and the termination rights set forth in subclause (i).
8.1.2    As partial consideration for CTI’s obligations and Servier’s rights set forth herein, Servier covenants and agrees that:
8.1.2.1    for the Non-Compete Term ** and activity-by-activity basis, it shall not, and it shall cause its Affiliates not to, directly or indirectly, through assisting a Third Party or otherwise, develop, manufacture, market, distribute, sell, promote or otherwise commercialize any Competing Products within the field of oncology, in ** without the prior written consent of CTI; and

8.1.2.2    it shall (i) include enforceable provisions in any Sublicense prohibiting its Sublicensees for the Non-Compete Term on a country-by-country and activity-by-activity basis, from, directly or indirectly, through assisting a Third Party or otherwise, developing, manufacturing, marketing, distributing, selling, promoting or otherwise commercializing any Competing Products, without the prior written consent of CTI, with the right to terminate the Sublicense in case of breach of this provision, provided, however, that this requirement shall not extend to wholesalers, distributors and other counterparties that market, distribute, sell, promote or Commercialize multiple products that may include Competing Products, and (ii) use commercially reasonable efforts to enforce the provisions and the termination rights set forth in subclause (i).
8.2    Competing Product Affiliation Transaction.
8.2.1    If, at any time during the Non-Compete Term on a country-by-country and activity-by-activity basis, either Party merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control Transaction), and if such Third Party (or any of its Affiliates) is as of the effective date of such transaction engaged in the development, manufacture or sale of a Competing Product during the Non-Compete Term, as applicable on an activity-by-activity basis (a “Competing Product Affiliation Transaction”), then, within ** after the effective date (e.g., after any pre-clearance or similar regulatory approval periods have expired or official approval for the transaction is otherwise obtained) of such Competing Product Affiliation Transaction, such Party or its relevant Affiliate shall make one of the elections set forth below in Sections 8.2.1.1 through 8.2.1.3, and upon such election such Party (the “Electing Party”) shall notify the other Party in writing as to such election, and thereafter, if the Electing Party complies with the provisions below relevant to such election, such Competing Product Affiliation Transaction shall be deemed not to result in a breach of such Party’s obligations pursuant to Section 8.1 above:
8.2.1.1    ** with respect to such Competing Product (subject to any regulatory requirements to complete ongoing clinical studies) and notify the other Party in **, provided that if the Electing Party demonstrates to the other Party that it is ** from the closing date of such Competing Product Affiliation Transaction (it being understood that **; or
8.2.1.2    **, and, if the other Party is interested in **, provided that, unless otherwise agreed by the Parties, ** after the closing date of such Competing Product Affiliation Transaction; or
8.2.1.3    **.

If CTI makes the election set forth in Section 8.2.1.3, **, subject to **, provided that **. If Servier makes the election set forth in Section 8.2.1.3, **.
8.2.2    Until the ** or this Agreement is terminated pursuant to Section 8.2.1.3, the Electing Party shall put in place a Firewall.
8.2.3    The remedies set forth in Sections 8.2.1 and 8.2.2 will be **.
8.3    Remedies.
8.3.1    In case of a breach by either Party of Sections 8.1.1 or 8.1.2 or failure to comply with Section 8.2.1 and/or 8.2.2 and such breach or failure is not cured within ** after the breaching Party’s receipt of written notice from the non-breaching Party labeled as a “notice of non-compete breach” that describes such breach or failure in reasonable detail and requires such breach or failure to be remedied, the non-breaching **; provided, however, that if the breaching Party notifies to the non-breaching Party within such ** period that it disagrees in good faith with such asserted breach or failure, **.
8.3.2    If the non-breaching Party elects the remedies under Section 8.2.1.3 and **, the following shall apply:
8.3.2.1    If the non-breaching Party is **, provided that **.
8.3.2.2    If the non-breaching Party is **.
8.3.3    The remedies under Section 8.3 **, provided that if the breaching Party challenges the assertion of breach, the non-breaching Party shall be entitled **.
8.4    Exportation/Importation of Licensed Product. For the period commencing on the Restatement Date and ending upon the expiry of the Royalty Term on a country-by-country basis, where and to the extent permitted under Applicable Law, each Party, its Affiliates and Sublicensees shall not Commercialize the Licensed Product in the other Party’s Respective Territory. In addition, where and to the extent permitted under Applicable Law, each Party shall use Commercially Reasonable Efforts to restrict and prevent the export to any country in the other Party’s Respective Territory, the Licensed Product that has been packaged and sold by such Party, its Affiliates and Sublicensees for use inside its Respective Territory.
ARTICLE 9
MANUFACTURING AND SUPPLY

9.1    Manufacturing Responsibilities.
Servier and CTI will each be solely responsible, by itself or through one or more CMOs for the manufacture and supply of Drug Substance, Drug Product and Finished Product from Drug Product for each such Party’s Respective Territories; provided, however, that until the completion of the European MA Transfer, ** will remain solely responsible for the manufacture and supply of Drug Substance, Drug Product and Finished Product from Drug Product in the European Union according to the terms of the Supply Agreement.
9.2    Supply.
9.2.1 Unless otherwise agreed by the Parties, that certain Supply Agreement by and between Servier and CTILS dated as of September 26, 2014 (the “Supply Agreement”) through any Third Party contract manufacturer approved by Servier shall remain in effect until the completion of the European MA Transfer.
9.2.2    Effective Upon the Restatement Date:
9.2.2.1     CTI and Servier shall use Commercially Reasonable Efforts to **.
9.2.2.2    Notwithstanding the foregoing, within thirty (30) days of the Restatement Date, Servier shall issue a purchase order to purchase from CTI, and CTI will supply to Servier ** vials of ** produced by ** at the price set forth in, and in accordance with the terms of, the Supply Agreement**.
9.2.3    In case of a worldwide shortage ** available ** to CTI ** (other than the Servier safety stock, which shall be allocated solely to Servier), CTI and Servier agree that the **, if any, shall be allocated between Servier and CTI ** of the Licensed Product over the ** period preceding the shortage.
9.2.4     Within the European Union and until the completion of the European MA Transfer, (a) CTI, with respect to all countries comprising the EU, shall have the marketing authorization responsibilities relating to the Manufacturing of the Licensed Product(s) until the European MA Transfer, and (b) CTI, with respect to all such countries, shall have responsibility for quality oversight of all Third Party manufacturers for the Licensed Product that are engaged by CTI or Servier for the manufacture and supply of Drug Product or Finished Product to Servier (including, as applicable, any Third Party vendors). Within the European Union and until the completion of the European MA Transfer, Servier shall **, and CTI shall**.

9.3    Quality Agreement.
Unless otherwise agreed to by the Parties, the Quality Agreement between Servier and CTI dated as of September 29, 2014 (the “Quality Agreement”) shall remain in effect until CTI’s supply obligations, as provided in the Supply Agreement, have expired. For the avoidance of doubt, the quality provisions set out in the Quality Agreement with respect to Drug Product and Finished Product Manufactured by or on behalf of Servier prior to the termination or expiration of the Supply Agreement, including those purchased from CTI pursuant to Section 9.2.2.2, shall survive the termination or expiration of the Supply Agreement for any reason, in accordance with their respective terms and conditions, and for the respective duration stated therein, and where no duration is stated, will survive for a period of **, except for provisions which, by their nature, are intended to survive.
9.4    Technology Transfer.
To facilitate Servier’s Manufacturing of ** in the Servier Territory, CTI shall upon the Restatement Date promptly disclose to Servier, its Affiliate or Third Party manufacturer selected by Servier, subject to obligations of confidentiality at least as restrictive as those contained herein, all Know-How necessary or useful to enable Servier, its Affiliate or Third Party manufacturer (as appropriate) to Manufacture ** in and for the Servier Territory (the “Manufacturing Know-How”).
9.5    Assistance in Technology Transfer.
Subject to Servier’s confidentiality obligations, CTI shall use reasonable efforts to cooperate with and provide technical assistance (including on-site assistance) and consultation as reasonably requested by Servier in connection with the transfer and implementation of the Manufacturing Know-How, to Servier, and to enable Servier to use such manufacturing technology to Manufacture **, as applicable, and to obtain Regulatory Approval for (including **) the process for the Manufacture of the **, as applicable. All such documentation shall be in the English language and, if required by Applicable Law, an authenticated translation shall be provided by CTI. If available in electronic form, all such documentation shall be provided in electronic format. The costs of such technology transfer shall be borne by Servier.
9.6    Audit
Each Party shall have the right, at its own expense, no more than ** per Calendar Year (except in case of deficiencies or inspection by any Regulatory Authorities, in which case there could be more than **), to allow the persons designated by each Party to carry out quality audits, provided that reasonable advance notice of any such audit shall be given. Any quality audits shall be led by the party holding the Marketing Authorization for the territory supplied by such CMO, with the other party holding “piggyback” audit rights. Such quality audits shall be limited in scope to the areas and systems directly related to the Licensed Product, responsibilities for GMP and GDP based on the named company on the product labels, boxes and packaging. Key quality and compliance documents for each Party required for such quality audits will be provided in English. The Quality Agreement will provide additional details for quality audits and the responsibilities for quality and compliance matters. Notwithstanding the foregoing, any and all audits of CMOs or Third Party manufacturers shall be done by the Parties simultaneously at a mutually agreeable time and date. In the event a Party elects to conduct any additional audit of any CMO or Third Party manufacturers, such audit costs and expenses shall be borne solely by such Party, and to be held in accord with the “piggyback” provision above.

ARTICLE 10
FINANCIAL TERMS
10.1    License Fee. As partial consideration for the rights granted hereunder, within ** following receipt by LLS of an invoice from CTI, which shall be issued no earlier than on the Restatement Date, Servier shall pay or cause to be paid either to CTI US or CTILS as designated in writing by both CTI US and CTILS a non-refundable, non-creditable cash payment in the amount of Ten Million Euros (€10,000,000), provided that the designated CTI entity shall receive such payment for itself and as an agent for the other entity, as applicable, and shall defend, indemnify and hold harmless Servier for any claims arising out of such payment to the designated CTI entity or lack of payment to the other CTI entity. Such payment shall be in addition to the original license fee of Fourteen Million Euros (€14,000,000) that the Parties acknowledge was previously paid by Servier to CTI under the Original Agreement.
10.2    Regulatory Milestones. As partial consideration for the rights granted hereunder, Servier shall make non-refundable, non-creditable, one-time milestone payments to CTI based on the regulatory achievements as set forth below (each, a “Regulatory Milestone Payment”). The Party responsible for achieving the milestone event shall notify the other Party in writing within ** of the first achievement of each of the milestone events in the table below. The corresponding Regulatory Milestone Payment shall be due **.

Milestone	Payment
Clinical:

In Europe:
▪ **	**
▪ **	**
▪ **	**
▪ Successful EMA approval of a Type II Variation	€2M
▪ **	**
**
▪ **	**
▪ **	**
Each milestone payment is to be paid only one time regardless of how many times a Licensed Product achieves such milestone, and no payment is to be due for any milestone that is not achieved. **.

10.3    Sales Milestones. As partial consideration for the rights granted hereunder, Servier shall make non-refundable, non-creditable, one-time milestone payments to CTI based on the sale achievements as set forth below (each, a “Sale Milestone Payment”). Servier shall notify CTI in writing **. The corresponding Sale Milestone Payment shall be due **.

**
▪ **	**
▪ **	**
▪ **	**
Each milestone payment would be paid only one time regardless of how many times a Product achieves such milestone, and no payment would be due for any milestone which is not achieved. For clarity, and by way of example, ** in Annual Sales is achieved in **, then milestone payments equal to €40M, representing all three performance milestones, shall be paid by Servier to CTI and no further performance milestone shall be due. If there is more than one Licensed Product, Net Sales shall be aggregated for purposes of this Section 10.3 and Section 10.4.
10.4    Royalties. As partial consideration for the rights granted hereunder in and to the Licensed Patents and Licensed Know-How, during the Royalty Term, on a country-by-country basis, Servier shall pay to CTI royalties (“Royalties”) at the rate set forth below, subject to adjustment as set forth in Section 10.6.

On Net Sales of Licensed Product **	Royalty Rate
**	**
**	**
**	**

10.5    Estimates, Payments and Reports.
Payments of Royalties shall be paid as follows:
10.5.1    Within ** following the last day of each calendar month, Servier shall provide to CTI a good faith estimate of its Net Sales of Licensed Product(s) with respect to the immediately prior month in the Servier Territory.
10.5.2    Within ** after the end of each Calendar Quarter during the term of this Agreement following the First Commercial Sale of the first Licensed Product, Servier will provide to CTI a written report (each, a “Royalty Report”), showing Net Sales on a country-by-country basis.
10.5.3    Royalty Report also to include: line item detail including country by country of the quantity of Licensed Product sold, gross amount billed or invoiced with respect to sales which are included in “Net Sales,” detail of deductions taken in arriving at royalty due CTI and the Royalty rate applied and, if applicable, the exchange rate applied. CTI shall also provide an invoice to Servier for the Royalties due as specified in the Royalty Report. Payments of Royalties due shall be due ** on a calendar basis, in arrears, and shall be payable no later than ** after the date on which LLS received the invoice.
10.5.4    Transition Payments. Payment of **.
10.6    Adjustments to Royalties. The Royalties shall be subject to adjustment as set forth in this Section 10.6.
10.6.1    Loss of Patent Protection. For any period during the Royalty Term in which the sale of the Licensed Product in any country is not covered by a Valid Claim of a Licensed Patent or any other Regulatory Exclusivity Rights, the Royalty rate applicable to Net Sales of the Licensed Product in such country during such period shall be ** of the weighted average royalty rates otherwise applicable to Net Sales of the Licensed Product set forth in Section 10.4.

10.6.2    Loss of Market Exclusivity. In the event of a Loss of Market Exclusivity in any country, then from the date of such event the Royalties applicable to Net Sales of such Licensed Product in such country shall be reduced by ** of the amount otherwise due, as adjusted pursuant to Sections 10.6.1 and 10.6.3 as applicable.
10.6.3    Third Party Licenses. If Servier or any of its Affiliates or Sublicensees (i) determines in its good faith judgment with advice from independent legal counsel that it is necessary or advisable to obtain a license from any Third Party in order to make, have made, use, sell, offer for sale or import the Licensed Product for any given country of the Servier Territory, or (ii) is required by any court of competent jurisdiction to pay damages and/or such license fees to such a Third Party in any given country of its Respective Territory, Servier may deduct up to ** of any payments under subclauses (i) and/or (ii) to the Third Party from the Royalties; provided, however, that in no event shall the aggregate Royalties, payable to CTI be reduced pursuant to this Section 10.6.3 to less than ** of the amounts otherwise payable under Sections 10.4 and 10.6.
10.6.4    Third Party Payments. CTI shall solely bear, and shall indemnify Servier, its Affiliates and Sublicensees against, all Third Party license payments, milestones and royalties owed with respect to Licensed Compound or the Licensed Product, on intellectual property that: (A) is owned or licensed by CTI on or prior to the Restatement Date (including pursuant to the University of Vermont Agreement and the Novartis Agreements, together the “Head Licenses”); or (B) is intellectual property that CTI received notice of potential infringement from a Third Party prior to the Restatement Date and did not disclose same to Servier in writing prior to the Restatement Date.
10.7    Payments and Reporting Generally. All payments made by Servier pursuant to this Article 10 shall be made subject to receipt by LLS of an invoice from CTI in immediately available funds by wire transfer to such bank and account of CTI as may be designated from time to time by CTI. All payments under this Agreement shall be made in Euros. For any payment to be made hereunder, when conversion of payments from any foreign currency is required to be undertaken, the Euro equivalent shall be calculated by the applicable paying Party under this Agreement (“Paying Party”) using the average standard exchange rates published by the European Central Bank over the period corresponding to the payment (e.g., if the payment relates to the Development Costs over a Calendar Quarter, the exchange rate will be equal to the average exchange rates published by the European Central Bank over such Calendar Quarter).
10.8    Interest. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to **, calculated on the number of days such payment is delinquent.

10.9    Taxes. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 10.9. The Parties agree to cooperate and will each use reasonable efforts to minimize under Applicable Law obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any of the Royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable Paying Party shall, if required by Applicable Law, deduct from any amounts that it is required to pay to the other Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes; provided that such Paying Party shall give the Recipient Party reasonable advance notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper Governmental Authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to such Recipient Party as soon as such evidence, if any, is received by the Paying Party from the competent tax authority. The Paying Party shall, at the Recipient Party’s cost and expense, as mutually agreed by the Parties, do all such lawful acts and things and sign all such lawful deeds and documents as such other Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes.
10.10    Audit Rights.
10.10.1    Each Party (the “Auditing Party”) shall have the right, at its own expense, no more than ** per Calendar Year and not more frequently than ** with respect to books and records covering any specific period of time, to inspect the other Party’s (the “Inspected Party”) relevant financial books and records with respect to Development Costs or other costs reimbursable hereunder, as well as Net Sales and Royalty determination, as applicable, for the ** Calendar Years through an independent internationally recognized auditor (“Auditor”) designated by the Auditing Party and approved by the Inspected Party, such approval not to be unreasonably withheld, conditioned or delayed. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the Inspected Party by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to the Auditing Party only its conclusions regarding any payments owed under this Agreement or the Supply Agreement.
10.10.2    The Inspected Party shall make such books and records available for inspection by such Auditor, during regular business hours at such place or places where such records are customarily kept and upon at least ** advance written notice, for the purpose of such Auditor confirming the correctness or completeness of any calculations or payments to be made pursuant to this Agreement or the Supply Agreement.

10.10.3    The Auditor shall provide its audit report and basis for any determination to the Inspected Party at the time such report is provided to the Auditing Party and in any event before it is considered final.
10.10.4    In the event that the final result of such an audit reveals an underpayment by the Inspected Party, then unless disputed, the Inspected Party shall remit payment to the Auditing Party of the amount of the underpayment plus interest as set forth in Section 10.9. Any overpayments shall promptly be refunded to the Inspected Party. In the event that the underpayment or overpayment for any given audit period ** of the amount paid by the Inspected Party for such audit period, then the cost of the Auditor shall be borne by the Inspected Party and otherwise, it shall be borne by the Auditing Party.
10.11    Records. Each Party shall, and shall cause its Affiliates and permitted Sublicensees to, keep and maintain for **, complete and accurate books and records in accordance with Accounting Standards in sufficient detail so that Development Costs, Net Sales, Royalties, Manufacturing Costs or other amounts payable hereunder, or under the Supply Agreement, may be reconciled and properly verified.
ARTICLE 11
INTELLECTUAL PROPERTY
11.1    Joint Ownership. CTI and Servier shall jointly and equally (50/50) own any Joint Intellectual Property. The Parties agree that during the Royalty Term: (a) the Parties may use or sublicense the Joint Intellectual Property without accounting to the other Party; provided, however, that neither Party may sublicense or assign its share in the Joint Intellectual Property for the purpose of enabling a Third Party to engage in the research, Development, Manufacture or Commercialization of the Licensed Product or any Competing Product, without the prior written consent of the other Party, such consent not to be unreasonably withheld; and (b) all enforcement of the Joint Intellectual Property shall be as contemplated in Section 11.4.
11.2    Sole Inventions. Other than Joint Intellectual Property, each Party shall own all inventions, Know-How and other intellectual property, whether or not patentable, conceived and made solely by its or its Affiliates’ own employees, agents, or independent contractors in the course of conducting its or its Affiliates’ activities under this Agreement or the Original Agreement, together with all intellectual property rights therein (“Sole Inventions”). All Patents claiming patentable Sole Inventions (but not Joint Inventions) shall be referred to herein as “Sole Invention Patents.”
11.3    Inventorship. For purposes of this Agreement, all determinations of inventorship shall be made in accordance with the United Kingdom patent laws.

11.4    Intellectual Property Litigation.
11.4.1    Notice and Cooperation. Other than with respect to claims involving a Generic Affiliate of either Party, each Party shall promptly notify the other, to the extent such Party becomes aware (i) of any suspected or threatened infringement of any Licensed Intellectual Property (including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and/or of any declaratory judgment, or similar action alleging the invalidity, unenforceability or non-infringement of any Licensed Intellectual Property or any administrative challenge to Licensed Intellectual Property filed by Third Parties under Chapters 31 and 32 of Title 35, USC or similar provisions in other jurisdictions alleging the unpatentability of any Licensed Intellectual Property), (ii) of any claim that the exercise of the rights granted hereunder under the Licensed Intellectual Property infringes any rights or patents of a Third Party, (iii) of any claims of alleged patent infringement by CTI or Servier with respect to the Development, Manufacture, Medical Affairs Activities or Commercialization of the Licensed Compound or the Licensed Product and (iv) of any suspected or actual misappropriation of Licensed Know-How ((i) and (ii) together, “Licensed IP Claims,” and (iii) and (iv) together, “Third Party IP Claims,” it being agreed that Licensed IP Claims and Third Party IP Claims shall exclude claims involving Generic Affiliates).
11.4.2    Right to Assert Claims/Defend Claims.
11.4.2.1    CTI may in its sole discretion, but shall not be required to, bring legal action against any Licensed IP Claims in the CTI Territory, or defend against any Third Party IP Claims in the CTI Territory.
11.4.2.2    Servier may in its sole discretion, but shall not be required to, bring legal action against any Licensed IP Claims in the Servier Territory, or defend against any Third Party IP Claims in the Servier Territory.
11.4.2.3    Prior to bringing or defending a legal action pursuant to this Section 11.4.2, the Party responsible for taking action shall discuss its intention with the other Party (subject to the other Party entering into a common interest agreement if requested by the responsible Party, and without disclosing any information that would compromise attorney-client privilege or similar privileges), and shall take commercially reasonable efforts to consider the other Party’s input in good faith. In the event the responsible Party brings or defends against any such action, it shall be at its own cost and expense. During the pendency of such action, at the other Party’s request, the responsible Party shall provide the other Party with all information reasonably requested regarding the status of such action (subject to the other Party entering into a common interest agreement if requested by the responsible Party, and without disclosing any information that would compromise attorney-client privilege or similar privileges). All materials provided by the responsible Party to the other Party under this Section 11.4.2 shall be treated as the responsible Party’s Confidential Information. In any action or defense initiated by the responsible Party under this Section 11.4.2, the other Party shall be entitled to, and if legally required shall, join the action so long as the responsible Party retains at all times the sole right to direct and control the action (including the choice of its own counsel). The other Party is entitled to be independently represented by counsel of its choice, at its expense.
11.4.2.4    If Servier decides that it will not bring legal action or defend under Section 11.4.2 with respect to any Licensed Intellectual Property in the Servier Territory or CTI decides that it will not bring legal action or defend under Section 11.4.2 with respect to any Licensed Intellectual Property in the CTI Territory, then it shall promptly notify the other Party, and in any event, said notice shall be provided by the earlier of (A) ** from the date ** and (B) ** before the **, if any, set forth in the appropriate laws and regulations for the filing of such actions or defense. Upon receipt of such notice of intent to decline action, the other Party may (to the extent permitted by Applicable Law), but shall not be required to, bring legal action or defend against any claim identified in Section 11.4.1 with respect to Licensed Intellectual Property in the Servier Territory if the other Party is CTI, and with respect to Licensed Intellectual Property in the CTI Territory if the other Party is Servier, in which event the Party taking action shall act in its own name (to the extent permitted by Applicable Law) and at its own cost and the provisions of Section 11.4.2.3 shall apply with respect to any such action.
11.4.2.5    For the avoidance of doubt, either Party shall be entitled, in its sole discretion, to bring or to defend against any legal action involving any Generic Affiliate of the other Party in any country.
11.4.3    Cooperation. When either Party is bringing or defending an action of the type described in this Section 11.4, then (i) upon request by a Party defending or enforcing any such action, the other Party will assist in the defense against or enforcement of such action at the other Party’s expense, including if required or desirable to bring, maintain or prove damages in such action, furnishing a power of attorney, furnishing documents and information, cooperating in discovery, providing access to witnesses (including inventors) and executing all necessary documents as such Party may request, and (ii) neither Party shall settle, consent to judgment or otherwise voluntarily dispose of the suit or action without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned, or withheld if such settlement, consent to judgment or other voluntary disposition does not impose any liability on the other Party (other than liability that is fully satisfied by the settling Party on behalf of the other Party), does not impose any restrictions on the other Party and does not admit the invalidity or unenforceability of any Patent owned or controlled by the other Party.
11.4.4    Allocation of Proceeds. The proceeds recovered from any action described in Section 11.4.2 with respect to the Servier Territory with respect to the Licensed Intellectual Property shall be first allocated to the reimbursement of the reasonable attorneys’ fees and Out-of-Pocket Costs incurred by each Party in connection with such action pursuant to the Agreement. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be **. The remaining portion of proceeds shall be allocated at a rate of ** to CTI and ** to Servier.
11.5    Drug Price Competition and Patent Rights Term Extensions. CTI shall discuss with Servier all actions necessary to obtain the patent extensions for Licensed Patents Covering the Licensed Compound and Licensed Product in the Servier Territory, including applications for regulatory exclusivities, including new chemical entity, pediatric, and orphan drug exclusivities as may now or hereafter apply with respect to obtaining patent extensions for Licensed Patents in the European Union and the Servier Territory. After discussion between the Parties, CTI agrees to execute such further authorization and instruments, make such filings, and take such further actions as may be requested by Servier to implement and obtain the foregoing. CTI shall be responsible for all costs and expenses incurred in connection with such filings and actions in the Servier Territory. The Parties agree to cooperate in an effort to avoid loss of any rights which may otherwise be available to the Parties hereto with respect to obtaining patent extensions for Licensed Patents in the Servier Territory.
11.6    Patent Prosecution, Maintenance and Ownership.
11.6.1    CTI shall (i) prepare, file, prosecute and maintain the Licensed Patents in the Servier Territory, and (ii) use commercially reasonable efforts to prepare, file, prosecute and maintain the Licensed Patents in all other countries in the world, each **. CTI shall be responsible for **. CTI shall be responsible for **.
11.6.2    CTI shall give Servier reasonable access to the files and other materials in the possession of CTI included in all proceedings and actions related to the preparation, filing, prosecution and maintenance of all Licensed Patents in the Servier Territory, as well as all pending applications of such Licensed Patents. CTI shall keep Servier reasonably informed with respect to the prosecution thereof including providing CTI with copies of each office action with enough lead time to enable Servier to review and comment on such action. CTI, its agents and attorneys, will give due consideration to all reasonable suggestions and comments of Servier regarding any aspect of such patent prosecution or proceeding. If CTI determines not to continue the prosecution of, or not to continue to maintain or defend, any Licensed Patent in any country of the Servier Territory, or if CTI otherwise determines to abandon any such Licensed Patent, CTI shall promptly notify Servier of such determination sufficiently in advance to permit Servier to undertake the continued prosecution, maintenance or defense of such Licensed Patent without a loss of rights, and Servier shall have the right to undertake such continued prosecution, maintenance or defense at its sole cost and expense, as the sole owner of such Licensed Patent.
11.7    Product Trademarks, Corporate Names and Domain Names. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate logos and associated trademarks.
11.7.1    The Licensed Product has been approved in the European Union under the verbal and figurative trademark Pixuvri® (the “CTI Trademark”). CTI (or its local Affiliates, as appropriate) shall own and retain all rights to the CTI Trademark, together with all goodwill associated therewith, worldwide, and all e-brands, trade dress, service marks and copyrights for the Licensed Product. CTI shall establish, file, maintain and defend the CTI Trademark in the Servier Territory to the extent that Servier has elected to use such CTI Trademark in the Servier Territory pursuant to Section 11.7.3, in each case, in consultation with Servier. If the CTI Trademark has not been filed in one or more countries of the Servier Territory where there is a reasonable business reason for such a filing, then CTI undertakes to promptly conduct priority searches and proceed with any such filings at Servier’s cost and expense after Servier’s election to use the CTI Trademark pursuant to Section 11.7.3. Notwithstanding the foregoing and subject to Section 14.6.7, (i) Servier may elect to take over the preparation, filing, prosecution and maintenance of the CTI Trademarks in all or part of Servier Territory in Servier’s name and at Servier’s costs and in such case, CTI shall assign to Servier or its designated Affiliate, for no additional consideration than that set forth in Article 10, the trademarks and any corresponding domain names already filed by CTI in such part of the Servier Territory and (ii) CTI hereby authorizes Servier or its designated Affiliate, at Servier’s election, to file a duplicate of the CTI Trademark in the Servier EU Territory in Servier’s name and at Servier’s costs (the “Second EU Trademark”).
11.7.2    Servier shall select one or more Product trademarks (including backup trademarks) for the Licensed Product for use by Servier in the Servier Territory (where such Product trademark (including backup trademarks) may be the CTI Trademark or a different trademark of Servier’s choice, with the different trademark of Servier’s choice being referred to as the “Servier Product Trademarks”). Servier (or its

local Affiliates, as appropriate) shall own and retain all rights to the Servier Product Trademark(s), together with all goodwill associated therewith, worldwide, and all e-brands, trade dress, service marks and copyrights for the Servier Product Trademark(s) used for the Licensed Product in the Servier Territory.
11.7.3    CTI hereby grants Servier and its Affiliates a sublicensable (subject to Section 2.3), fully paid-up, royalty-free right and license to use the CTI Trademark as well as any corresponding domain names, in connection with the Development, Commercialization and conduct of Medical Affairs Activities regarding the Licensed Compounds and the Licensed Product in the Field in the Servier Territory.
11.7.4    Within ** after **, the Parties (and/or their Affiliates) will amend the trademark license agreement entered into between the Parties on June 8, 2015 with respect to the CTI Trademark and any corresponding domain names in accordance with Sections 11.7.1 and 11.7.3, which will also provide for Servier’s right to enforce the CTI Trademark in the Servier Territory in case of suspected or threatened infringement.
11.7.5    Upon request by Servier, CTI shall (or shall cause its Affiliates, as appropriate, to) execute such documents and provide such assistance as may reasonably be required by Servier or its Affiliates for the purpose of recording the licenses or assignments described in Sections 11.7.3-11.7.5 and 11.7.1 with any Governmental Authority or obtaining a Second EU Trademark.
11.7.6    Each Party agrees that it will not use the CTI Trademark, for any product other than the Licensed Product, and shall not use any such trademark with respect to any Generic Equivalent in any country in the world.
ARTICLE 12
PUBLICATION; CONFIDENTIALITY
12.1    Confidentiality Obligations of Servier.
12.1.1    For the **, Servier:
12.1.1.1    shall hold in strict confidence any and all Confidential Information disclosed to it by or on behalf of CTI (together “CTI Confidential Information”), and shall not use, nor disclose or supply to any Third Party, nor permit any Third Party, to have access to the CTI Confidential Information, without first obtaining the written consent of CTI, except as expressly permitted in this Agreement; and

12.1.1.2    shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to CTI Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party.
12.1.2    Servier’s obligations of confidentiality and non-use under this Section 12.1 shall not apply, and Servier shall have no further obligations with respect to any of the CTI Confidential Information, to the extent that such CTI Confidential Information:
12.1.2.1    is or becomes part of the public domain after its disclosure without breach by Servier of this Agreement;
12.1.2.2    was rightfully in Servier’s possession before disclosure by CTI and was not acquired directly or indirectly from CTI;
12.1.2.3    is obtained from a Third Party with no obligation of confidentiality to CTI, who has a right to disclose it to Servier;
12.1.2.4    is developed independently by Servier or any of its Affiliates without reference to or use of the CTI Confidential Information, as evidenced by Servier’s written records; or
12.1.2.5    subject to Section 12.3.2, is required to be revealed in response to a court decision or administrative order, or to comply with Applicable Law or rules of a securities exchange (as established by an opinion of an outside legal counsel), in which case Servier shall inform CTI immediately by written notice and cooperate with CTI using its commercially reasonable efforts either to seek protective measures for such CTI Confidential Information, or to seek confidential treatment of such CTI Confidential Information, and in any case, Servier shall disclose only such portion of the CTI Confidential Information which is so required to be disclosed; provided, further, that, notwithstanding this Section 12.1.2.5, such information that is disclosed pursuant to such requirement shall continue to constitute CTI Confidential Information for purposes other than the required disclosure until an exception in Sections 12.1.2.1 through 12.1.2.4 above shall apply.
12.2    Confidentiality Obligations of CTI; Confidentiality Obligations of each Party.
12.2.1    For the **, CTI:
12.2.1.1    shall hold in strict confidence any and all Confidential Information disclosed to it by or on behalf of Servier (“Servier

Confidential Information”), and shall not use, nor disclose or supply to any Third Party nor permit any Third Party to have access to the Servier Confidential Information, without first obtaining the written consent of Servier, except as expressly permitted in this Agreement; and
12.2.1.2    shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Servier Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party.
12.2.2    CTI’s obligations of confidentiality and non-use under this Section 12.2 shall not apply, and CTI shall have no further obligations with respect to any of the Servier Confidential Information to the extent that such Servier Confidential Information:
12.2.2.1    is or becomes part of the public domain after its disclosure without breach by CTI of this Agreement;
12.2.2.2    was rightfully in CTI’s possession before disclosure by Servier to CTI and was not acquired directly or indirectly from Servier;
12.2.2.3    is obtained from a Third Party with no obligation of confidentiality to Servier, who has a right to disclose it to CTI;
12.2.2.4    is developed independently by CTI or any of its Affiliates without reference to or use of the Servier Confidential Information, as evidenced by CTI’s written records; or
12.2.2.5    is required to be revealed in response to a court decision or administrative order, or to comply with Applicable Law or rules of a securities exchange (as established by an opinion of an outside legal counsel), in which case CTI shall inform Servier immediately by written notice and cooperate with Servier using its commercially reasonable efforts either to seek protective measures for such Servier Confidential Information, or to seek confidential treatment of such Servier Confidential Information to the extent practicable in light of CTI’s time constraints under Applicable Law or rules of a securities exchange as justified by such opinion of outside legal counsel, and in any case, CTI shall disclose only such portion of the Servier Confidential Information which is so required to be disclosed; provided, further, that, notwithstanding this Section 12.2.2.5, such information that is disclosed pursuant to such requirement shall continue to constitute Servier Confidential Information for purposes other than the required disclosure until an exception in Sections above 12.2.2.1 through 12.2.2.4 above or Section 12.3.5 below shall apply.
12.2.3    Data generated pursuant to a Development Plan or for which a Party has exercised its Opt-In Right shall be deemed to be both CTI Confidential Information and Servier Confidential Information, and each Party shall have the right to use and disclose such Data for any purpose, subject to the provisions of Article 9 and this Article 12.
12.2.4    All of the provisions of this Article 12 are subject to the provisions of Sections 12.1.2.5 or 12.2.2.5, as applicable, and Section 12.3.4.
12.2.5    Notwithstanding the respective introductory paragraphs of Sections 12.1.1 and 12.2.1, the obligation to keep a Party’s trade secrets (which trade secrets shall be identified in writing by mutual reasonable agreement of the Parties within thirty (30) days after the expiration or termination of this Agreement) confidential, shall survive for such time as such information remains a protected trade secret under Applicable Law.
12.3    Publicity; Required Disclosures.
12.3.1    Except with respect to the press release to be mutually agreed by the Parties announcing the entering into of this Agreement, or any other press release, public disclosure or any other disclosure to a Third Party with substance substantially similar to such mutually agreed press release which may be issued by either or both of the Parties upon execution of this Agreement, no disclosure shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.
12.3.2    Without prejudice to Section 12.2.2.5, each Party may issue a press release or public announcement if required to be revealed in response to a court decision or administrative order, if required under Applicable Law or rules of a securities exchange or if relating to such Party’s Development, regulatory or commercial activities under this Agreement, provided that such Party shall use commercially reasonable efforts to provide the other Party with a copy of such press release or public announcement at least ** in advance of its intended publication or release thereof and shall consider in good faith the comments of the other Party, which comments shall be provided as promptly as reasonably practicable following receipt of the press release or public announcement from the Party desiring to make the disclosure.
12.3.3    Notwithstanding Section 12.3.1 and subject to the other provisions of this Article 12:

12.3.3.1    no Party shall make any publication or disclosure of Data generated by or on behalf of the other Party (other than any such Data as is generated pursuant to the Development Plan) without the prior written approval of the other Party and through a procedure to be established by the JSC or its designee;
12.3.3.2    neither Party shall use the name of the other Party in any publicity or advertising without the prior written consent of the other Party; and
12.3.3.3    either Party may disclose the existence of this Agreement and the terms and conditions hereof in connection with a due diligence process associated with any future financing by either Party or the negotiation or exploration of a possible strategic corporate transaction involving such Party, provided that such disclosure is limited to information that is relevant to the contemplated transaction and is made in the course of such diligence, negotiation or exploration, and pursuant to confidentiality obligations consistent with those set forth in this Agreement.
12.3.4     Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all disclosures required by the Securities and Exchange Commission and any other Governmental Authority or Regulatory Authority or recognized stock exchange or quotation system, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be filed with the Securities and Exchange Commission and/or for either Party as otherwise required by Applicable Law and shall use commercially reasonable efforts to limit the disclosure to those provisions required to be disclosed by Applicable Laws. A draft of the filing shall be provided to the other Party at least ** in advance of its intended publication or release thereof, and the disclosing Party shall consider in good faith the comments of the other Party, which comments shall be provided as promptly as reasonably practicable following timely receipt of the proposal from the disclosing Party.
12.3.5    Once a disclosure is publicly disclosed in accordance with the terms of this Agreement, the substance of such disclosure (or any portion thereof) may be repeated in a subsequent public disclosure by either Party without regard to the notification or other requirements of this Article 12.
12.4    Scientific Papers, Abstracts and Posters.

12.4.1    Scientific Papers. Each Party through the JSC or its designee shall provide to the other, prior to submission for publication, a draft of any articles and papers containing Confidential Information or concerning the Licensed Compound or Licensed Product which have been prepared by or on behalf of such Party or under the Development Plan (each a “Scientific Paper”) to be published in indexed medical and scientific journals and similar publications (“Medical Journals”). Commencing with the receipt of such draft Scientific Paper, the Receiving Party shall have ** to notify the sending Party of its observations and suggestions with respect thereto (it being understood that, during such ** period, no submission for publication thereof shall take place), and the Parties shall discuss these observations and suggestions. The Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any Patent. Neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the Receiving Party copies of any final Scientific Paper accepted by a Medical Journal, within ** after the approval thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). To enable free exchange of copyrighted material between the Parties, each Party agrees that it has or shall (i) obtain and maintain, at its own expense, an Annual Copyright License or equivalent license from the Copyright Clearance Center and (ii) list the other Party as a collaborator in an agreement with the Copyright Clearance Center if required by such agreement.
12.4.2    Abstracts and Posters. If a Party intends to present findings with respect to any Licensed Compound or Licensed Product at symposia or other meetings of healthcare professionals, or international and/or US or European congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”), to the extent permitted by Applicable Laws, such Party through the JSC or its designee shall provide to the other, prior to submission or presentation, as the case may be, copies of (i) all abstracts that will be submitted for publication in connection with (a) any international Scientific Meeting, in any Scientific Meeting in the European Union or in the United States (b) with respect to CTI, any Scientific Meeting in the Servier Territory and any major Scientific Meetings in the CTI Territory and (c) with respect to Servier, any Scientific Meeting in the CTI Territory and any Scientific Meeting ** (a list of which Scientific Meetings will be established and updated from time to time by a publication Additional Committee) and (ii) all posters that will be presented at such Scientific Meeting, in each case, concerning the Licensed Compound or Licensed Product which have been prepared by or on behalf of one of the Parties, for submission or presentation. Commencing with the receipt of any such abstract or poster, the Receiving Party shall have ** in the case of an abstract, or ** in the case of a poster, to inform the sending Party of its observations and suggestions with respect thereto (it being understood that, during such review period, as applicable, no submission or presentation thereof shall take place), and the Parties shall discuss these observations and suggestions. The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any patent rights. A Party will not publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the Receiving Party copies of (i) all final abstracts as soon ** after the approval of the Scientific Meeting, and (ii) all final posters accepted for publication or to be presented ** prior to the planned publication or presentation thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). The Parties shall use good faith and Commercially Reasonable Efforts to provide the other Party with draft slide presentations in accordance with the foregoing time periods.
12.5    Registries. Each Party shall be free to disclose any clinical trial Data generated by such Party concerning the Licensed Product as required by Applicable Law in clinical trial registries; provided, however, that the Party proposing to make such disclosure shall have provided the other Party at least ** prior to such disclosure (to the extent practicable), a detailed description of the proposed disclosure and shall have, in good faith, considered the comments made by the other Party.
12.6    Timeline Extension or Deferral of Disclosures.
12.6.1    Each Party agrees that it will not unreasonably withhold, condition or delay its consent to requests for extensions of the above timelines in this Article 12 in the event that material late-breaking Data becomes available.
12.6.2    If either Party believes that any proposed press release or other public statement, or any publication, presentation or other disclosure would be prejudicial to its opportunity to obtain any Patent, then the affected Party shall notify the publishing Party within the timeframe provided for in this Article 12 as applicable, or if not applicable, as soon as practicable after receipt of the proposed press release or other public statement, publication, presentation or other disclosure, and the publishing Party shall refrain from making such press release, other public statement, publication, presentation or other disclosure for an additional ** from the last day of the period otherwise provided for herein to enable the preparation and filing of any necessary patent applications.
12.7    Failure to Object to Disclosure. If the Party proposing any press release or other public statement, or any publication, presentation or other disclosure referred to in this Article 12 (excluding for the avoidance of doubt any promotional materials) receives no objection from the other Party within the timeframes set forth in the corresponding Section, then, the Party proposing such press release, other public statement, publication, presentation, or other disclosure shall be free to proceed with the same without further reference to or agreement from the other Party; provided, however, that any such publication, presentation or other disclosure shall acknowledge the other Party’s contribution to any Data included therein if requested by such other Party.
12.8    Authorized Disclosure.
12.8.1    Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate written confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations (e.g., in sublicense agreements), or as reasonably necessary in the exercise of its rights, under this Agreement, or in furtherance of the Development, Manufacture, use, Medical Affairs Activities or Commercialization of the Licensed Product, or in complying with the terms of the University of Vermont Agreement or the Novartis Agreements subject to the prior approval by Servier of a redacted version of this Agreement if required to be provided; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations or the rules of any national securities exchange, obtaining Regulatory Approvals for Licensed Product, fulfilling post-approval regulatory obligations, or as otherwise required by Applicable Law; provided, however, that if a Party intends to rely on clause (i) or (ii) to make any such disclosure of the other Party’s Confidential Information, it will, except to the extent inappropriate in the case of patent applications or as required by Applicable Law, use commercially reasonable efforts to secure confidential treatment of such Confidential Information so disclosed; (iii) in communication with advisors, including lawyers and accountants, on a need-to-know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; (iv) to actual or potential Sublicensees; or (vi) to the extent mutually agreed to in writing by the Parties.
12.8.2    Notwithstanding the foregoing, the Parties recognize that independent investigators, academic centers and cooperative groups have been engaged, and will be engaged in the future, to conduct clinical and non-clinical studies of the Licensed Compound and of the Licensed Product. The Parties recognize that such investigators, academic centers and cooperative groups operate in an academic environment and may publish and release information regarding such studies in a manner consistent with academic standards; provided that each Party will use reasonable efforts to prevent publications prior to the filing of relevant patent applications and to seek confidential treatment for any Confidential Information of either Party that is disclosed to such academic centers, cooperative groups or investigators.
ARTICLE 13
REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1    By each Party. Each Party, on behalf of itself and its Affiliates, hereby represents and warrants as of the Restatement Date to, and covenants with, the other Party as follows:
13.1.1    the Party is duly organized and validly existing under the laws of its jurisdiction of incorporation;
13.1.2    the Party has full corporate power and authority, and has taken all corporate action necessary, to enter into and perform its obligations under this Agreement;
13.1.3    this Agreement is legal, valid and binding on the Party and enforceable against it in accordance with its terms;
13.1.4    neither the execution and delivery of this Agreement by the Party, nor the performance by the Party of its obligations hereunder, conflicts with any agreement, instrument or understanding, oral or written, by which such Party is bound;
13.1.5    no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, under any Applicable Law currently in effect, is required in connection with the execution and delivery of this Agreement by such Party, or the performance by such Party of its obligations under this Agreement; and
13.1.6    the Party is not the agent of the other Party and represents and warrants that it will not directly or indirectly offer, give, promise to give or authorize the giving of any money or other thing of value to induce any Person to do or to refrain from doing any act in violation of such Person’s lawful duty, to obtain any improper advantage, or to induce any person to use his or her influence improperly to affect or influence any act or decision in connection with the activities under this Agreement, and the Party has not done any of the foregoing.
13.2    By CTI. CTI, on behalf of the CTI Group, hereby represents and warrants, as of the Restatement Date, as follows: **:
13.2.1    the Licensed Patents in the Servier Territory listed on Exhibit A constitute a true, accurate and complete list of (i) all Patents in existence as of the

Restatement Date Controlled by CTI in the Servier Territory relating to the Licensed Compound or the Licensed Product in the Servier Territory, indicating the owner, licensor and/or co-owner(s) thereof if any such Licensed Patent is not solely owned by CTI, and (ii) all license, assignment or similar agreements relating to any such Licensed Patents other than routine agreements such as clinical trial agreements, consulting agreements, service agreements, material transfer and other similar agreements that may contain licensing terms (solely for purposes of the subject matter of the agreement) and assignment terms to the benefit of CTI;
13.2.2    CTI is the sole and exclusive owner, or exclusive licensee of all of the Licensed Intellectual Property existing as of the Restatement Date free from encumbrances (other than those resulting from the Head Licenses) and is listed in the records of the appropriate Governmental Authorities as the sole and exclusive owner or licensee of the Licensed Patents, provided that with respect to certain Licensed Patents, the name change and the transfer from Novuspharma to CTI has not been recorded;
13.2.3    CTI has obtained from all individuals who participated in the invention of any Licensed Intellectual Property existing as of the Restatement Date effective assignments of all ownership rights either pursuant to written agreement or by operation of law;
13.2.4    CTI is the sole and exclusive owner of the CTI Trademark free from encumbrances and, when appropriate, is listed in the records of the appropriate Governmental Authorities as the sole and exclusive owner of the CTI Trademark;
13.2.5    CTI has the right to grant the rights granted to Servier under this Agreement;
13.2.6    CTI has the right to use and disclose and to enable Servier to use and disclose (in each case under appropriate conditions of confidentiality) the Licensed Intellectual Property and the CTI Trademark free from encumbrances (other than those resulting from the Head Licenses);
13.2.7    patent applications within the Licensed Patents have been filed and prosecuted in good faith and all duties of disclosure with respect thereto and all Applicable Laws with respect thereto have been complied with;
13.2.8    all application and registration fees in respect of the Licensed Patents and the CTI Trademark as of the Restatement Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of registering the Licensed Patents and the CTI Trademark;

13.2.9    CTI has not granted to any Third Party, including any academic organization or agency, any rights to Develop or Manufacture the Licensed Compounds or Licensed Product(s) that are conflicting with this Agreement or any rights to Commercialize the Licensed Compounds or Licensed Product(s) in the Servier Territory4;
13.2.10    to CTI’s knowledge after due inquiry, the Licensed Intellectual Property comprises all of the intellectual property rights used by CTI and its Affiliates in the Development and Manufacture of the Licensed Compound and Licensed Product(s) prior to the Restatement Date and material to the Development and Manufacture of the Licensed Compound and Licensed Product(s);
13.2.11    CTI has not received any written notice and does not otherwise have Knowledge that the Development, registration, Manufacture, use or Commercialization of the Licensed Compounds and Licensed Product would infringe the patent rights or misappropriate the Know-How of any Third Party;
13.2.12    CTI has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensed Intellectual Property or the CTI Trademark, nor have any such proceedings been threatened by CTI;
13.2.13    no officer or employee of CTI is subject to any agreement with any Third Party which requires such officer or employee to assign any interest in any Licensed Intellectual Property relating to the Licensed Compounds or Licensed Product to any Third Party;
13.2.14    CTI has taken reasonable precautions to preserve the confidentiality of the Licensed Know-How;
13.2.15    CTI has not granted any Third Party rights that would otherwise interfere or be inconsistent with the rights granted to Servier hereunder, and there are no agreements or arrangements to which CTI or any of its Affiliates is a party relating to the Licensed Product, Licensed Compounds, Licensed Patents, or Licensed Know-How that would limit the rights granted to Servier under this Agreement or that restrict or will result in a restriction on Servier’s ability to Develop, Manufacture, register, use or Commercialize the Licensed Compounds and the Licensed Product(s) in the Servier Territory, and no rights granted to Servier pursuant to this Agreement are in violation of any agreement between CTI or any of its Affiliates and any Third Party;
13.2.16    neither CTI nor any of its Affiliates has committed any act which amounts to a material breach of any of CTI’s obligations under the University of Vermont Agreement or the Novartis Agreements entitling the University of Vermont or

Novartis, as the case may be, to terminate or modify the parties’ rights under the University of Vermont Agreement or the Novartis Agreements, respectively;
13.2.17    CTI has timely made all filings required prior to the Restatement Date to maintain the MA in the European Union, including the renewal of the MA, which was obtained on April 11, 2014 and the status update on the PIX306 Trial which was submitted as part of the annual MA renewal in December 2013 on which CTI has received no negative comment or other feedback from the EMA;
13.2.18    CTI has disclosed or made available to Servier in writing, complete and correct copies of (i) any and all study reports and Data relating to the Licensed Compound or Licensed Product in its Control or that have been provided to any Regulatory Authority, (ii) all filings and correspondence between CTI and its Affiliates and any Regulatory Authority relating to the Licensed Compound or Licensed Product. In the course of the development of Licensed Product, CTI has not used any employee or consultant who has been debarred by any Regulatory Authority, or was the subject of debarment proceedings by a Regulatory Authority. All studies conducted with respect to the Licensed Compound have been conducted by CTI, and in accordance with Applicable Laws by persons with appropriate education, knowledge and experience;
13.2.19    the documents containing Data and Know-How disclosed or made available to Servier prior to the Restatement Date are true and accurate copies of what they purport to be. CTI has made available to Servier all relevant and material Data and Know-How and other relevant and material information relating to the Licensed Compound and the Development, Manufacture and Commercialization of the Licensed Compound or the Licensed Product. Without limiting the foregoing, CTI has disclosed to Servier any relevant and material information known to CTI with respect to (i) the safety of the Licensed Compound, (ii) the efficacy of such Licensed Compound, and (iii) any circumstance existing as of the Restatement Date which would be reasonably likely to prevent or restrict the Development, Manufacturing and/or Commercialization of the Licensed Compound in the Servier Territory;
13.2.20    no representations and warranties of CTI contained in this Agreement or materials provided by CTI to Servier (whether prepared by CTI or any Third Party) contain any untrue statement of a material fact or to CTI’s knowledge omit a material fact;
13.2.1    **
13.2.2    **

13.3    CTI Covenants. CTI, on behalf of the CTI Group, hereby covenants with Servier as follows.
13.3.1    CTI will not amend or modify the terms of the Head Licenses without the prior written consent of Servier; and
13.3.2    CTI and its Affiliates will comply with, perform and observe all obligations under the Head Licenses, and will not commit any act or fail to perform any obligation which would amount to a default or event of default or which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a default or event of default thereunder or give rise to any right to terminate any such agreement or any part thereof. CTI and its Affiliates shall be solely responsible for any and all payments that become due under the Head Licenses, and CTI and its Affiliates promptly shall make all such payments.
13.3.3    CTI shall take such actions as are necessary in order for it to be the recorded owner of the Licensed Patents and CTI Trademark within a reasonable period following the Restatement Date.
13.3.4    CTI is committed to **.
13.3.5    **
13.4    Mutual Covenant. Each Party, on behalf of it and its Affiliates, hereby covenants that it has or will cause all employees, officers and consultants of such Party and its Affiliates to execute agreements under Applicable Laws requiring assignment to such Party of all inventions made during the course of and as the result of their association with such Party and obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of other parties (including the other Party and its Affiliates) which such individual may receive, to the extent required to support such Party’s obligations under this Agreement.
13.5    Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE SUPPLY AGREEMENT, ALL INFORMATION, DATA AND INTELLECTUAL PROPERTY RIGHTS AND ALL LICENSED COMPOUNDS PROVIDED HEREUNDER ARE PROVIDED AS-IS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO ANY PATENTS, KNOW-HOW, INTELLECTUAL PROPERTY RIGHTS, DATA, LICENSED COMPOUNDS OR LICENSED PRODUCT, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE SUPPLY AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE SUPPLY AGREEMENT. EXCEPT AS

EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE SUPPLY AGREEMENT, EACH PARTY DISCLAIMS, AND WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DATA, LICENSED COMPOUNDS OR LICENSED PRODUCT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE SUPPLY AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY WITH RESPECT TO THE APPROPRIATENESS OF ANY STUDY DESIGN OR ANY REGULATORY LABEL, OR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NON INFRINGEMENT.
ARTICLE 14
TERM AND TERMINATION
14.1    Term Expiration. The term of this Agreement shall commence on the Restatement Date and shall continue in effect, unless otherwise terminated pursuant to the provisions of Sections 14.2 through 14.6, until expiration of the Royalty Term on a country-by-country basis, upon expiration of the Royalty Term in the relevant country. Upon expiration of this Agreement, on a country-by-country basis:
14.1.1    the licenses granted by CTI to Servier with respect to Know‑How, the CTI Trademark and the right to reference Regulatory Materials under this Agreement with respect to such Licensed Product in such country shall remain in effect on an exclusive basis (even as to CTI) as granted in accordance with this Agreement but become fully paid-up. CTI shall not be entitled to, nor shall it allow any of its Affiliates or Sublicensees to grant any Third Party any right to, directly or indirectly cross-reference, file or incorporate by reference in countries in the Servier Territory any Regulatory Approval for the applicable Licensed Product (or any related Regulatory Materials or Data contained therein) in order to enable CTI (and its Affiliates and Sublicensees) to Develop, Manufacture and Commercialize a Generic Equivalent version of such Licensed Product in such country); provided, however, that nothing in this Section is intended to limit in any manner the rights of any Generics Affiliate of CTI from applying for approval of a Generic Equivalent in the same manner as a Third Party would be able to apply for approval of a Generic Equivalent;
14.1.2    The following provisions shall survive expiration or termination of this Agreement: Section 6.5 (Recalls and Complaints), Section 6.6 (Pharmacovigilance Agreement), Sections 10.10 (Audit Rights) and 10.11 (Records), Section 11.4 (with respect to Joint Patent Rights), Sections 12.1, 12.2, 12.3 and 12.8 (Confidentiality), Section 13.5 (Disclaimer), Sections 14.1 (Term Expiration); 14.6 (Effects

of Termination of the Agreement); Section 14.7 (Accrued Rights), Article 15 (Dispute Resolution), Article 16 (Indemnification) and Article 17 (Miscellaneous).
14.1.3    Other than as set forth in Section 14.1.2 and in Section 14.6, the provisions of this Agreement shall be of no further force or effect.
14.2    Unilateral Termination by Servier. Servier shall be permitted to terminate the Agreement on a country-by-country basis, without cause and without damages due by Servier to CTI, its Affiliates, licensees or sub-licensees on account of such termination, upon ** prior written notice to CTI.
14.3    Termination for Safety Reasons. Notwithstanding Section 14.2, Servier shall be permitted to terminate the Agreement on thirty (30) days’ notice or within a shorter period if required under Applicable Law, on a country-by-country basis, promptly, for Safety Reasons.
14.4    Termination for Regulatory Reasons. Servier will be permitted to terminate the Agreement on ** notice or within a shorter period if required under Applicable Law, in its entirety or with respect to the countries in the Servier EU Territory, in the event of suspension or withdrawal of the MA; however, in the event the MA is suspended or withdrawn based on lack of clinically meaningful results despite PIX Positive Outcome, such notice period for termination shall be extended to **. Servier will be permitted to terminate the Agreement promptly on a country-by-country basis in the Servier ex-EU Territory in the event of suspension or withdrawal of a Regulatory Approval in such country. Notwithstanding the foregoing, if such suspension or withdrawal is due to material breach of Servier’s obligations hereunder, and if following such suspension or withdrawal Servier has not used Commercially Reasonable Efforts to have such MA or Regulatory Approval reinstated within a reasonable period of time, Servier shall not have the right to terminate the Agreement under this Section 14.4.
14.5    Termination for Repudiatory Breach. If either Party believes that the other is in repudiatory breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party which notice shall clearly mention the remedies that the non-breaching Party intends to apply should the breach remain uncured. The allegedly breaching Party shall have ** from such notice to dispute or cure such breach, except that in the case of money owing, such period shall be **. If (A) the Party receiving notice of breach fails to cure such breach, or fails to dispute any of the matters described in the next sentence, within such ** period and (B) the uncured repudiatory breach cannot be adequately remedied through a combination of specific performance and payment of money damages, then the non-breaching Party may terminate this Agreement in its entirety or the country or countries to which such breach relates. If the allegedly breaching Party in good faith disputes such repudiatory breach or disputes the failure to cure or remedy such repudiatory breach or the satisfaction of the conditions set forth in subclause (B) and provides written notice of that dispute to the other Party, the matter shall be addressed under the dispute resolution provisions in Article 15, and the notifying Party may not terminate this Agreement until it has been determined under Article 15 that the conditions for termination under this Section 14.5 are met, in which case, such termination shall not be effective until ** after the arbitration award determining that the conditions for termination of this Section 14.5 are met, provided that the breach is not cured within such ** period. For clarification purposes, for Servier’s repudiatory breach of its obligations set forth in Sections 7.1.3 and 7.2.2, CTI shall only be permitted to terminate the Agreement with respect to those countries to which such breach relates and for CTI’s repudiatory breach of this Agreement, Servier may terminate this Agreement only with respect to the country or countries to which such breach relates.
14.6    Effects of Termination of the Agreement. Upon any early termination of this Agreement (other than, for avoidance of doubt, by operation of Section 14.1), in its entirety or on a country-by-country basis:
14.6.1    Termination of License. If Servier terminates the Agreement pursuant to Section 14.2, 14.3 or 14.4 or CTI terminates the Agreement on the basis of a repudiatory breach of the Agreement by Servier under Section 14.5, **, but in the case of termination on a country-by-country basis, **, provided that **.
14.6.2    Termination for Repudiatory Breach by CTI. In the case of termination of this Agreement by Servier pursuant to Section 14.5 due to a repudiatory breach by CTI, without prejudice to any other remedies of Servier, including the right to claim damages, **, provided, however, that **, provided that **. After the foregoing has been completed, **.
14.6.3    Regulatory Materials; Data. If Servier terminates the Agreement pursuant to Section 14.2 or 14.4 or CTI terminates the Agreement on the basis of a repudiatory breach of the Agreement by Servier under Section 14.5, or except where Servier can reasonably demonstrate that Commercializing the Licensed Product in the terminated country(ies) is detrimental to Servier’s sales in the non-terminated countries, at CTI’s request which shall be notified to Servier within ** of the termination notice, ** to the Licensed Product in such terminated country, ** by a financially capable entity.
14.6.4    Termination of Rights and Return of Confidential Information. If Servier terminates the Agreement pursuant to Section 14.2, 14.3 or 14.4 or CTI terminates the Agreement on the basis of a repudiatory breach of the Agreement by Servier under Section 14.5 or as otherwise expressly provided in this Agreement, Servier shall surrender to CTI, or destroy and provide CTI with a certificate signed by an Executive Officer of Servier attesting to the destruction of, all copies of any Confidential Information provided by CTI hereunder. Upon termination of this Agreement, CTI shall surrender to Servier, or destroy and provide Servier with a certificate signed by an Executive Officer of CTI attesting to the destruction of, all copies of any Confidential Information provided by Servier hereunder. Notwithstanding the foregoing, a Party may retain one (1) copy of any Confidential Information in an appropriately secure location.
14.6.5    Transition. Upon any termination of Servier other than a termination by Servier for CTI’s repudiatory breach of the Agreement under Section 14.5, the Parties shall cooperate in good faith to effect a transition or termination of all Commercial, Development, and Medical Affairs activities in the Servier EU Territory, and Regulatory activities worldwide, such transition or termination at CTI’s sole discretion, and at each Party’s reasonable cost and expense which will be subject to review.
14.6.6    Servier Product Mark. If Servier terminates the Agreement pursuant to Section 14.2, 14.3 or 14.4 or CTI terminates the Agreement on the basis of a repudiatory breach of the Agreement by Servier under Section 14.5, and except where Servier can reasonably demonstrate that Commercializing the Licensed Product under the Servier Product Mark in the terminated country(ies) is detrimental to Servier’s sales in the non-terminated countries, at CTI’s request which shall be made to Servier within ** of the termination notice, Servier shall ** in the right to use during the transition period any country code domain names in the terminated countries, if any, containing solely such Servier Product Marks, in each case only to the extent that such Servier Product Mark has actually been utilized previously by Servier in connection with the Commercialization of the Licensed Product in the Licensed Territory and is not used for any other product Controlled by Servier and do not make reference to any other trade name or trademark of Servier.
14.6.7    CTI Trademark. If Servier terminates the Agreement pursuant to Section 14.2, 14.3, 14.4 or CTI terminates the Agreement on the basis of a repudiatory breach of the Agreement by Servier under Section 14.5, Servier shall assign to CTI on customary terms and for no consideration, the CTI Trademark filed by Servier in the terminated countries in its name or transferred by CTI to Servier pursuant to Section 11.7.1. In addition, Servier shall cease to use the Second EU Trademark.
14.6.8    Post Termination Technology Transfer. Other than termination on the basis of a public health and safety reason under Section 14.3, or termination by Servier on the basis of a repudiatory breach of the Agreement by CTI under Section 14.5 and subject to this Section 14.6.8, at CTI’s request which shall be made to Servier within thirty (30) days of the termination notice, Servier shall reasonably cooperate with CTI in order to enable CTI to promptly assume the Development and/or

Commercialization of all Licensed Compounds and Licensed Products (or the particular Licensed Compound and/or Licensed Product if such termination is only as to one Licensed Compound and/or Licensed Product) then being Commercialized or in Development by Servier in the Licensed Territory (or in a particular country if such termination is only as to such country). Such cooperation and assistance shall be provided in a timely manner (having regard to the nature of the cooperation or assistance requested), provided that CTI shall reimburse Servier of its internal costs and its expenses in relation with such assistance.
14.6.9    Sole Remedy. In the event that Servier terminates this Agreement pursuant to Section 14.2 (Unilateral Termination by Servier) or CTI terminates this Agreement for Servier’s material breach of its obligations set forth in 7.1.3 and 7.2.2, the provisions set forth in Section 14.6.3, 14.6.6 and/or 14.6.7 if elected by CTI shall constitute CTI’s sole remedy.
14.7    Accrued Rights. Subject to Section 14.6.9, termination or expiration of this Agreement for any reason shall be ** prior to such termination or expiration, **, provided that **. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.
14.8    Rights in Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, to the extent permitted by Applicable Law, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, will be promptly delivered to it upon such Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

14.9    Data and Information Transfer.
Within ** after **, CTI shall provide to Servier all Licensed Know-How, Data and Regulatory Materials (together the “Information”) in a commercially reasonable format consisting of an electronic copy of all Information and a physical copy of all Information to the extent such format is reasonably applicable to such Information. All such Information provided to Servier hereunder shall be at that level of detail reasonably necessary to enable Servier to independently Develop, Manufacture and Commercialize the Licensed Products in or for the Servier Territory in the Field. CTI shall promptly deliver to Servier all updates and modifications made to the Information. Such updates will be considered a part of the Information for the purposes of this Agreement. In addition to and not at the exclusion of the license(s) granted pursuant to this Agreement, during the Term of this Agreement, CTI hereby grants to Servier, an irrevocable, perpetual, worldwide, current, non-exclusive, transferrable and sublicensable, royalty-free, fully paid-up, license to use the Information solely for the Development, Manufacture and Commercialization of Licensed Products in or for the Servier Territory in the Field, but only in the event that this Agreement, or any of Servier’s rights under this Agreement are terminated or otherwise limited as the result of the bankruptcy or insolvency of CTI. This Section 14.10 shall survive any such termination of this Agreement or any such termination or limitation of Servier’s rights under this Agreement, and notwithstanding anything to the contrary contained herein, Servier will have the irrevocable and perpetual right to retain and possess all Information, and will be under no obligation to return to CTI or otherwise destroy any such Information, following any such termination or limitation of rights. For avoidance of doubt, the foregoing shall not apply in the event of termination of this Agreement or limitation of Servier’s rights under this Agreement for reasons other than the bankruptcy or insolvency of CTI.
ARTICLE 15
DISPUTE RESOLUTION
15.1    Arbitration. In the event an Arbitrable Matter arises (each, a “Dispute”), and the Senior Officers cannot resolve such Dispute within ** of the matter being referred to them including disputes pursuant to Section 3.4, subject to the limitations set forth in Sections 3.4.1 and 3.4.3, then either Party may submit such Dispute to arbitration for final resolution by arbitration request (the “Arbitration Request”) under the Rules of Arbitration of the ** (the “Rules”) by three arbitrators appointed in accordance with said Rules (each such arbitration, an “Arbitration”). Any Arbitration may be initiated by either Party in accordance with the Rules. Each Arbitration will be conducted in English, and all foreign language documents shall be submitted in the original language and, if so requested by any arbitrator or Party, shall also be accompanied by a translation into English. The place of arbitration shall be **, which location cannot be changed, and the location for all hearings and meetings in any Arbitration shall be selected by a majority vote of the arbitrators. The arbitrators in any Arbitration shall enforce and not modify the terms of this Agreement. The governing law set forth in Section 17.2 shall only be applied to the merits of the Dispute, and the Parties agree that none of the procedural rules of such governing law (or any similar procedural laws, including discovery and cross-examination) will apply in any Arbitration; provided, however, that all privileges restricting disclosure established under the governing law set forth in Section 17.2 shall apply and may be invoked by both Parties. The award of the arbitrators shall be final and binding on each Party and its respective successors and assigns, and judgment may be entered thereupon and enforced in any court of competent jurisdiction pursuant to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards or other Applicable Law. All costs and expenses of any Arbitration, including reasonable attorneys’ fees and expenses and the administrative and arbitrator fees and expenses, shall be borne by the Parties as determined by the arbitrators. Nothing in this Section 15.1 shall be construed as limiting the right of a Party to seek, in a court of competent jurisdiction, an injunction or other equitable relief in aid of Arbitration (including to maintain the status quo or preserve the subject matter of the Arbitration) with respect to any actual or threatened breach of this Agreement or otherwise to prevent or avoid irreparable harm. Nothing in this Section 15.1 shall permit the arbitrators to award damages that may not be awarded under Section 16.6.
15.2    Accelerated Arbitration Procedure. In the event of a Dispute between the Parties arising out of Section 8.3 that is not resolved pursuant to Section 15.1, either Party may submit such Dispute to arbitration for final resolution pursuant to Section 15.1, with the following additional condition (the “Accelerated Arbitration Procedure”): the arbitrators shall use their best efforts to enter an award within six (6) months following the submission of such Dispute to Arbitration, and the Parties shall use reasonable efforts to comply with the procedures and obligations set forth in Section 15.1 so that a final award may be entered within six (6) months following the appointment of the last of the three arbitrators pursuant to the Rules and Section 15.1.
15.3    Confidential. Except to the limited extent necessary to comply with Applicable Law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement or vacatur of the arbitrators’ award, the Parties agree that the existence, terms and content of any Arbitration, all information and documents disclosed in any Arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any Arbitration shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.
15.4    Communications with Internal Counsel. In the course of the negotiation and implementation of this Agreement and the resolution of any disputes, investigations, administrative or other proceedings relating thereto, each Party will call upon the members of its internal legal department to provide advice to such Party and its directors, employees and agents on legal matters. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of law, each Party agrees not to request, produce or otherwise use any such communications between members of its legal department and directors, employees or agents in connection with any such disputes, investigations, administrative or other proceedings, to the extent such communications, if they had been exchanged between such Party and external attorneys, would have been covered by legal privilege and not disclosable.
ARTICLE 16
INDEMNIFICATION
16.1    Indemnification by CTI in the CTI Territory. CTI shall, at its sole expense, defend, indemnify and hold harmless Servier, the Affiliates of Servier, and their respective officers, directors, employees, successors and assigns (each, a “Servier Indemnitee”) from and against any and all Third Party Claims that arise in or derive from (i) **, or (ii) any breach by CTI of its representations and warranties or covenants.
16.2    Indemnification by Servier in the Servier Territory. Servier shall, at its sole expense, indemnify, and hold harmless CTI, the Affiliates of CTI, and their respective officers, directors, employees successors, and assigns (each, a “CTI Indemnitee”) from and against any and all Third Party Claims that arise in or derive from (i) **, or (ii) any breach by Servier of its representations and warranties or covenants.
16.3    Right of Contractual Actions. Subject to Article 15, the indemnity obligations pursuant to Sections 16.1 and 16.2 are without prejudice to the right of either Party to claim damages from the other Party pursuant to this Agreement for any breach of this Agreement, or gross negligence or willful misconduct of the other Party in accordance with Article 16 (and for the avoidance of doubt, unless such possibility to claim damages or seek an injunction against or other relief from the other Party is excluded in this Agreement). Notwithstanding the foregoing, in no event shall either Party be liable for any Losses arising out of or connected to any Product Liability Claim arising in or deriving from the other Party’s Respective Territory, except that CTI shall be liable vis-à-vis Servier for Losses arising out of or connected to any Product Liability Claim arising in or deriving from the Servier Territory to the extent related to (i) any Manufacturing defect of the Drug Substance, Drug Product or Finished Product provided by or on behalf of CTI pursuant to the Supply Agreement or otherwise, (ii) a breach by CTI of its representations and warranties hereunder, (iii) a breach by CTI of its obligations hereunder, including but not limited to those relating to the PIX306 Trial and ** and (iv) any failure to file any Regulatory Material with the EMA.

16.4    Indemnification and Defense Procedures.
16.4.1    Notice of Claim. All claims for indemnification and/or defense by a Party as provided herein shall be made solely by the Party seeking indemnification and/or defense. The Party seeking indemnification and/or defense of a Third Party Claim or remedies for any Losses shall give written notice of the same to the other Party reasonably promptly after the assertion against the Party of any Third Party Claim or fact in respect of which the Party intends to base a claim for indemnification hereunder (a “Claim Notice”), provided, however, that failure or delay to provide such Claim Notice shall not affect the other Party’s indemnification and/or defense obligations, except to the extent such failure materially and adversely affects the ability to defend such claim. Each Claim Notice must contain a description of the claim and the nature and amount of any Losses (to the extent that the nature and amount of such Losses is known at such time). The Party seeking indemnification and/or defense shall furnish promptly to the other Party copies of all notices, papers, correspondence, communications and official documents (including court papers) previously received or sent and thereafter that it continues to receive or send in respect of any such Third Party Claim.
16.4.2    Indemnification Procedures.
16.4.2.1    The Party from which indemnity is sought pursuant to Article 16 (the “Indemnifying Party”) shall assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense in accordance with Section 16.4.2.2.
16.4.2.2    In assuming the defense of any Third Party Claim, the Indemnifying Party: (a) shall act diligently and in good faith with respect to all matters relating to the defense, settlement or disposition of such Third Party Claim as the defense, settlement or disposition relates to the Party seeking indemnity pursuant to this Article 16 (the “Indemnified Party”); (b) may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; (c) shall keep the Indemnified Party informed of the status of such Third Party Claim; (d) shall have the right to settle the Claim on any terms the Indemnifying Party chooses, subject to prior notification to the Indemnified Party; provided that the Indemnifying Party shall not settle or otherwise resolve any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party, without prior written consent of the Indemnified Party, which may not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 16.4.2, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.
16.4.2.3    If the Indemnifying Party fails to conduct the defense and handling of any Third Party Claim in good faith, (i) the Indemnified Party may at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Third Party Claim and defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party shall regularly inform the Indemnifying Party of the status of such claim and consult with the Indemnifying Party but shall have no obligation hereunder to obtain any consent from the Indemnifying Party in connection therewith, except that the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed); and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 16. If the Indemnified Party elects to defend or handle such Third Party Claim in accordance with this Section 16.4.2.3, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense.1
16.5    Insurance. **, each Party shall procure and maintain adequate insurance coverage with international reputable company(ies) or a program of self-insurance (which shall be of types and amounts sufficient to cover the liabilities hereunder, contingent or otherwise of such Party and its Affiliates). It is understood that such insurances shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Article 16. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least ** prior to the cancellation, non-renewal or material change in such insurance.
16.6    Disclaimer of Liability for Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY UNDER

THIS AGREEMENT, OF ANY KIND WHATEVER AND HOWEVER CAUSED, AND WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE, AND EVEN IF FORESEEABLE OR SUFFERED IN CIRCUMSTANCES WHERE A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.
ARTICLE 17
MISCELLANEOUS
17.1    Assignment. This Agreement and any rights granted or obligations imposed hereunder are personal to each Party and shall not be sold, assigned, delegated or otherwise transferred (each, a “Transfer”), directly or indirectly, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion; provided, however, that either Party, at any time for any reason and without the consent of the other Party, may Transfer (a) any right or obligation hereunder, in whole or in part, to any of its sufficiently capitalized Affiliates who agree to be bound by the applicable terms and conditions of this Agreement, or (b) this Agreement in whole to any successor of such Party by merger or sale of all or substantially all of its business or assets to which this Agreement relates which agrees in writing to be bound by the applicable terms and conditions of this Agreement. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate), and no permitted assignment, other than an assignment pursuant to clause (b) above, shall relieve the assignor of liability hereunder. Any attempted Transfer of this Agreement or any of the rights granted hereunder in violation of this Section 17.1 shall be void ab initio. Any transaction that results in an entity to which this Agreement, or any rights or obligations hereunder, were Transferred in reliance on clause (a) above ceasing to be an Affiliate shall be deemed a Transfer subject to this Section 17.1. The consent by any Party to any Transfer shall not constitute a waiver of the necessity for such consent in any subsequent Transfer. Each Party shall remain jointly and severally liable to the other Party with respect to any failure by its permitted successors and assigns to perform obligations under this Agreement Transferred by the Party to (i) any of its Affiliates, or (ii) any Third Party other than an assignment pursuant to clause (b) above unless the other Party consents to such Transfer, such consent not to be unreasonably withheld, conditioned or delayed. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

17.2    Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales, to the exclusion of its conflict of law provisions.
17.3    Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and shall continue in full force and effect. In the event any provisions shall be held invalid, illegal or unenforceable, the Parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision, which conforms as nearly as possible to the original intent of the Parties.
17.4    Notices. Any notices, consents, waivers, requests, reports, approvals, designations, responses, or other communications provided for in this Agreement to be made by either of the Parties to the others shall be in writing to the other at its/their address set forth below. Any such notice or communication may be given by mail, hand, overnight courier, email or facsimile. Either Party may, by like notice, specify an address to which notices and communications shall thereafter be sent. Any such notice, instruction or communication shall be deemed to have been delivered when (i) received if delivered by hand or overnight courier (with written confirmation of receipt), (ii) received if delivered by an internationally recognized overnight delivery service (receipt requested), and (iii) sent by fax or by email (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); in each case, if such transmission is on a Business Day, otherwise, on the next Business Day following such transmission, and if sent to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice).

In the case of Servier:	With required copies (which shall not constitute notice) to:
LES LABORATOIRES SERVIER	LES LABORATOIRES SERVIER
50 Rue Carnot	50 Rue Carnot
92284 Suresnes Cedex	92284 Suresnes Cedex
France	France
Attention: Alliance Management Director & US Licenses	Attention: Director Contract Department
Facsimile: +33 1 55 72 54 66	Facsimile: +33 1 57 72 39 00
email: **	email: **
In the case of CTI:

CTI BioPharma Corp.
3101 Western Ave., Suite 600
Seattle, WA 98121
Telephone: (206) 272-4000
Facsimile: (206) 272-4302
Email: **
Attention: Matthew J. Plunkett, Ph.D.,EVP & Chief Business Officer

With required copies (which shall not constitute notice) to:

O’Melveny & Myers LLP
Two Embarcadero Center
San Francisco, CA 94111-3823
Telephone: (415) 984-8700
Facsimile: (415) 984-8701
Email: **
Attention: C. Brophy Christensen, Esq.

and

CTI Legal AffairsAttention: Vice President, Legal Affairs

17.5    No Waiver. None of the provisions of this Agreement can be waived except in a writing signed by the Party granting the waiver. No failure by a Party to exercise any right under this Agreement or to insist upon compliance with any term or condition of this Agreement shall operate as a waiver of such right, or excuse a similar subsequent failure to perform any such term or condition by the other Party, nor shall any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other rights. The waiver by any Party of any breach of this Agreement shall not be deemed a waiver of any prior or subsequent breach. All remedies of either Party shall be cumulative, and the pursuit of one remedy shall not be deemed a waiver of any other remedy.
17.6    Further Assurances. Each Party shall (and shall cause its Affiliates and Sublicensees to) execute, acknowledge and deliver, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as the other Party shall reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.
17.7    No Third Party Beneficiaries. Except as expressly set forth in this Agreement, no Person other than the Parties and their successors, their respective Affiliates and permitted assigns hereunder shall be deemed a third party beneficiary under the Contracts (Rights of Third Parties) Act 1999 or have any right to enforce any obligation of this Agreement.
17.8    Relationship of the Parties. The relationship of the Parties under this Agreement shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency, joint venture, partnership or any relationship other than that of independent contractors. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other. Servier and CTI acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.
17.9    Entire Agreement. This Agreement and the Appendices, Exhibits and Schedules attached hereto, the Pharmacovigilance Agreement and the Supply Agreement, constitute the entire understanding between the Parties relating to the subject matter hereof and thereof as of the Restatement Date, and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the Original Agreement which is hereby terminated as of the Restatement Date. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail. No amendment or modification to this Agreement shall be valid or binding upon the Parties unless designated as such, made in writing and signed by the representatives of such Parties.

17.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.
17.11    Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of its Affiliates or Sublicensees) shall, or shall be required to, under this Agreement take any action or omit to take any action otherwise required to be taken or omitted by it under this Agreement, or shall be penalized for not taking or omitting to take, if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement or judgment to which it may be subject from time to time during the Term.
17.12    Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement, or for other nonperformance hereunder, if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, which is unavoidable and beyond the control of the Party relying on such event to excuse its performance hereunder. In such event, the Party affected shall use commercially reasonable efforts to resume performance of its obligations.
17.13    English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
17.14    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
17.15    Exit of the United Kingdom or other country from European Union.
At either Party’s request, the Parties will discuss and agree upon such amendments to this Agreement as may be necessary to fairly and reasonably adjust the terms of this Agreement in light of the United Kingdom’s or any other EU Member State’s exit from the European Union. Any such amendment should preserve the basic economic and legal terms of this Agreement insofar as possible in light of the change in circumstances caused by the United Kingdom’s or any other EU Member State’s exit from the European Union.

17.16    Interpretation. Unless otherwise expressly specified herein, references to Articles, Sections and Schedules contained herein or attached hereto shall refer to Articles and Sections of this Agreement or its Schedules as applicable, and references to this Agreement include all Appendices hereto. The terms of each Schedule and Appendices hereto are expressly incorporated herein by reference as if fully set forth herein. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include, ” “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation;” (b) the word “day” or “year” or “quarter” shall mean a calendar day or year or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (e) provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, Section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall.” Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

LES LABORATOIRES SERVIER		CTI BIOPHARMA CORP.
By:	/s/	By:	/s/ Adam Craig
Name: **		Name: Adam Craig
Title: **		Title: President & Chief Executive Officer
By:
Name: **
Title: **
INSTITUT DE RECHERCHES INTERNATIONALES SERVIER		CTI LIFE SCIENCES LIMITED

By:	/s/	By:	/s/ Bruce Seeley
Name: ** Title: **		Name: Bruce Seeley Title: Director

List of Exhibits and Schedules

Exhibit A: List of Licensed Patents
**
**
**
**
**
**
**

EXHIBIT A

LIST OF LICENSED PATENTS

AN IMPROVED METHOD OF SYNTHESIS FOR 6,9-BIS(2-AMINOETHYL)AMINO]BENZO G] ISOQUINOLINE-5, 10-DIONE AND ITS DIMALEATE SALT
Country	Application Number	Patent Number (if applicable)
Austria-SPC	SZ 45/2012	SZ 45/2012
Belgium-SPC	2012C/046	2012/046
Brazil	PI9507257-8
Czech Republic-SPC	SPC/CZ2012/245	284937/245
Denmark-SPC	CA 201200044	CR 2012 00044
Finland-SPC	C 20120036	375
Greece-SPC	20120800031	8000433
Hungary-SPC	S 12 00026/4	S000151
Ireland-SPC	2012/038	2012/038
Luxembourg-SPC	92089	92089
Netherlands-SPC	300548	300548
Norway-SPC	2012020	2012020
Portugal-SPC	501	501
Sweden-SPC	1290036-1	1290036-1

INJECTABLE PHARMACEUTICAL COMPOSITIONS OF AN ANTHRACENEDIONE DERIVATIVE WITH ANTI-TUMORAL ACTIVITY
Country	Application Number	Patent Number
Canada	2486001	2486001
European Patent Convention	3729997.1	1503797
France-SPC	12C0064	13/33
France	3729997.1	1503797
Germany-SPC	122012000080.2	122012000080
Germany	3729997.1	60318310.7
Great Britain-SPC	SPC/GB12/044	SPC/GB12/044
Great Britain	3729997.1	1503797
Italy-SPC	UB 2012 P001264	1264
Italy	502008901611642	1503797
Italy	102002901017789	1339739
Japan	2004-505097	4624780
Mexico	PA/A/2004/011348	247429
Spain-SPC	C 2013 00042	C201200042
Spain	3729997.1	1503797

[Exhibit A to Amended and Restated Exclusive License and Collaboration Agreement]

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Confidential Treatment Requested

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Confidential Treatment Requested

****

Confidential Treatment Requested

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[Exhibit 7.1.2 to Amended and Restated Exclusive License and Collaboration Agreement]

▪	****

[Exhibit 7.1.2 to Amended and Restated Exclusive License and Collaboration Agreement]

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[Exhibit 7.3.2 to Amended and Restated Exclusive License and Collaboration Agreement]

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[Exhibit 7.3.2 to Amended and Restated Exclusive License and Collaboration Agreement]

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[Exhibit 13.3.4 to Amended and Restated Exclusive License and Collaboration Agreement]